Exhibit 10.3

CREDIT AGREEMENT
among
HANOVER COMPRESSOR COMPANY,
HANOVER COMPRESSION LIMITED PARTNERSHIP,
THE ROYAL BANK OF SCOTLAND PLC
as SYNDICATION AGENT
JPMORGAN CHASE BANK, N.A.
as ADMINISTRATIVE AGENT
and
THE SEVERAL LENDERS PARTIES HERETO
Dated as of November 21, 2005

J.P. MORGAN SECURITIES INC. and
RBS SECURITIES CORPORATION, as
CO-LEAD ARRANGERS

i

Page
Annexes
A	Pricing Grid
B	Existing Letters of Credit

Schedules

Schedule 1.1A	Revolving Lenders and Revolving Commitments
Schedule 1.1B	Mortgaged Property
Schedule 3.17	Agreed Percentage of Euro Revolving Commitments
Schedule 5.2	Material Changes; Restricted Payments
Schedule 5.4	Required Consents
Schedule 5.14	Subsidiaries
Schedule 5.16	Environmental Matters
Schedule 5.19(a)	UCC Filing Jurisdictions
Schedule 5.19(b)	Mortgage Filing Jurisdictions
Schedule 8.2(c)	Existing Indebtedness
Schedule 8.3(l)	Existing Liens
Schedule 8.6(h)	Lease of Assets
Schedule 8.6(i)	Asset Sales
Schedule 8.10A	Investments in Unqualified Subsidiaries
Schedule 8.10B	Permitted Business Acquisitions
Schedule 8.12	Affiliate Transactions
Schedule 8.13	Sale and Leaseback Transactions

Exhibits

Exhibit A-1	Form of US Revolving Note
Exhibit A-2	Form of Euro Revolving Note
Exhibit A-3	Form of Incremental Term Loan Note
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Guarantee and Collateral Agreement
Exhibit D	Form of Mortgage

          CREDIT AGREEMENT, dated as of November 21, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among Hanover Compressor Company, a Delaware corporation (“Hanover”), Hanover Compression Limited Partnership (“HCLP”; and, together with Hanover, the “Borrowers”), The Royal Bank of Scotland plc, as syndication agent, the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as agent for the Lenders hereunder (the “Administrative Agent”).
W I T N E S S E T H :
          WHEREAS, Hanover and HCLP are parties to the Credit Agreement, dated as of December 15, 2003 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”), with the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent; and
          WHEREAS, the Borrowers have requested that the Existing Credit Agreement be terminated and replaced with a new credit facility as set forth herein;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     1.1   Defined Terms.
     As used in this Agreement, the following terms shall have the following meanings:
     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
     “Adjusted EBITDA Companies”: HCLP and each of its wholly-owned Subsidiaries which is organized under an Approved Jurisdiction.

     “Adjustment Date”: as defined in the Pricing Grid.
     “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors. It is understood and agreed that matters concerning Euro Revolving Loans may be administered by J. P. Morgan Europe Limited and therefore all notices concerning such Euro Revolving Loans will be required to be given at the London funding office set forth in Section 11.2.
     “Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agents”: the collective reference to the Administrative Agent and the Syndication Agent.
     “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Incremental Term Loans, (ii) the amount of such Lender’s US Revolving Commitment then in effect or, if the US Revolving Commitments have been terminated, the amount of such Lender’s US Revolving Extensions of Credit then outstanding and (iii) the amount of such Lender’s Euro Revolving Commitment then in effect or, if the Euro Revolving Commitments have been terminated, the amount of such Lender’s Euro Revolving Extensions of Credit then outstanding.
     “Agreement”: as defined in the preamble.
     “Agreement Currency”: as defined in subsection 11.15(b).
     “Applicable Margin”: for each day, (a) with respect to US Revolving Loans and Euro Revolving Loans, the rate per annum determined pursuant to the Pricing Grid and (b) with respect to Incremental Term Loans, the rate per annum set forth in the applicable Incremental Assumption Agreement.
     “Applicable Margin Certificate”: as defined in subsection 7.2(d).
     “Applicable Percentage”: for any Lender, (a) with respect to Incremental Term Loans, such Lender’s Incremental Term Loan Percentage, (b) with respect to US Revolving Commitments and US Revolving Loans, such Lender’s US Revolving Percentage and (c) with respect to Euro Revolving Commitments and Euro Revolving Loans, such Lender’s Euro Revolving Percentage.
     “Application”: an application, in such form as the relevant Issuing Lender may reasonably specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
     “Approved Jurisdiction”: the United States, Canada, the United Kingdom, Mexico and other country approved by the Required Lenders.

     “Assignee”: as defined in subsection 11.6(b).
     “Assignment and Assumption”: an Assignment and Assumption, in substantially the form of Exhibit B.
     “Available Euro Revolving Commitment”: as to any Euro Revolving Lender, at any time, an amount equal to the excess, if any, of (a) such Euro Revolving Lender’s Euro Revolving Commitment over (b) such Euro Revolving Lender’s Euro Revolving Extensions of Credit.
     “Available Revolving Commitment”: as to any Revolving Lender, at any time, the sum of (a) such Revolving Lender’s Available US Revolving Commitment and (b) such Revolving Lender’s Available Euro Revolving Commitment.
     “Available US Revolving Commitment”: as to any US Revolving Lender, at any time, an amount equal to the excess, if any, of (a) such US Revolving Lender’s US Revolving Commitment over (b) such US Revolving Lender’s US Revolving Extensions of Credit.
     “Available Foreign Currencies”: Canadian Dollar, Euro, Japanese Yen and Pound Sterling and such other currency as is acceptable to the relevant Issuing Lender.
     “Average Life”: as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (b) the sum of all such payments.
     “Benefitted Lender”: as defined in subsection 11.7(a).
     “Board”: the Board of Governors of the Federal Reserve System.
     “Borrowers”: as defined in the preamble.
     “Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2, as a date on which the relevant Borrower requests the Revolving Lenders to make Revolving Loans hereunder.
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.
     “Calculation Date”: with respect to Euros or any other Available Foreign Currency, the fifteenth and last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the Administrative Agent shall designate as a “Calculation Date”
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
     “Cash Equivalents”: (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, bankers acceptances and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank maintaining an office in an Approved Jurisdiction and having capital and surplus in excess of $500,000,000 (or the equivalent thereof in other currencies), (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor’s Rating Group (“S&P”) or P-2 by Moody’s Investors Services, Inc. (“Moody’s”), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any political subdivision or taxing authority of any such state, commonwealth or territory or any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) in the case of any Unqualified Subsidiary, deposits maintained in the ordinary course of business with banks or trust companies organized in the jurisdiction where such Subsidiary is organized or doing business denominated in local currencies.
     “Closing Date”: the date on which all the conditions precedent specified in Section 6.2 shall have been satisfied, which date was November 21, 2005.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Co-Lead Arrangers”: the collective reference to JPMorgan and RBS Securities.
     “Collateral”: all property of Hanover and its Subsidiaries, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Commitment”: as to any Lender, the sum of the Incremental Term Loan Commitment and the Revolving Commitment of such Lender.
     “Commitment Fee Rate”: the rate per annum determined pursuant to the Pricing Grid.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with HCLP within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes HCLP and which is treated as a single employer under Section 414 of the Code.
     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a

Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.11, 3.12, 3.13 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
     “Consolidated Adjusted EBITDA”: for any period, the sum of (a) Consolidated EBITDA for the Adjusted EBITDA Companies attributable to assets and/or operations of such Adjusted EBITDA Companies in any Approved Jurisdiction and (b) all general and administrative and other overhead expenses by Hanover or any Adjusted EBITDA Company directly attributable to Persons who are not Adjusted EBITDA Companies; provided, that the aggregate amount of any such general and administrative and other overhead expenses which may be included in clause (b) above shall not exceed $20,000,000 during any period of four consecutive fiscal quarters of Hanover.
     “Consolidated Earnings Before Interest and Taxes”: for any period, with respect to any Person, the sum of (a) Consolidated Net Income for such period, (b) all amounts attributable to provision for taxes measured by income (to the extent that such amounts have been deducted in determining Consolidated Net Income for such period) and (c) Consolidated Interest Expense for such period (to the extent that such amounts have been deducted in determining Consolidated Net Income for such period).
     “Consolidated EBITDA”: for any period, with respect to any Person, the sum of, without duplication, (a) Consolidated Earnings Before Interest and Taxes for such Person for such period plus (b) all amounts attributable to depreciation and amortization, determined in accordance with GAAP (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period) plus (c) all amounts classified as extraordinary charges for such period (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period) plus (d) Designated Distributions (as such term is hereinafter defined) plus (e) any non-recurring non-cash expenses or losses (including, non-cash currency charges) (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period) plus (f) any non-cash losses under FASB Statement No. 133 as a result of changes in the fair market value of derivatives (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period); plus (g) any non-cash losses attributable to write-downs of assets, including write-downs under FASB Statements Nos. 142 and 144 (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period); plus (h) any charges related to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period), and minus (i) any increase in Consolidated Earnings Before Interest and Taxes to the extent that such increase is a result of the actions underlying the charges referred to in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Earnings Before Interest and Taxes, all as determined on a consolidated basis, (ii) all amounts classified as extraordinary income for such period (to the extent such amounts have been included in determining Consolidated Earnings Before Interest and Taxes for such period), (iii) any non-cash gains under FASB Statement No. 133 as a result of changes in the fair market value of derivatives (to the extent such amounts have been included in determining Consolidated Earnings Before Interest and Taxes for such period) and (iv) any non-cash gains attributable to write-ups of assets, including write-ups under FASB Statements Nos. 142 and 144 (to the extent such amounts have been included in determining Consolidated Earnings Before Interest and Taxes for such period); provided, that, if during such period such Person shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition, as applicable, had occurred on the first day of such period; provided, further, that, the foregoing proviso shall have effect only if the Administrative Agent has been furnished with unaudited, or, if available, audited, consolidated financial statements of any acquired property for such period, such financial statements to include the balance sheet and statements of income and cash flows reflecting the historical performance of the acquired property for such period to the extent applicable. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets or constitutes all or substantially all of the Capital Stock of a Person and (b) involves the payment of consideration of at least $15,000,000. As used in this definition, “Material Disposition” means any Disposition of property or series of related Dispositions of property that involves the receipt of net cash proceeds of at least $15,000,000. In calculating Consolidated EBITDA, the financial performance of Joint Ventures, Unrestricted Subsidiaries and Unqualified Subsidiaries that have any Permitted Unqualified Subsidiary Indebtedness shall be disregarded except as provided in clause (d) above, with respect to “Designated Distributions”, which shall mean cash dividends and cash payments with respect to intercompany Indebtedness, in each case received by Hanover or any Restricted Subsidiary from any Joint Venture or from any Unrestricted Subsidiary or Unqualified Subsidiary that has any Permitted Unqualified Subsidiary Indebtedness.
     “Consolidated Indebtedness”: at a particular date, as to any Person, the sum of (without duplication) (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP (including, without limitation, outstandings under the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction), excluding (i) for purposes of Section 8.1 only, Permitted Unqualified Subsidiary Indebtedness and (ii) intercompany Indebtedness, plus (b) Guarantee Obligations of such Person and its Subsidiaries in respect of Indebtedness of any other Person.
     “Consolidated Intangibles”: at any time, all amounts included in Consolidated Net Worth of any Person at such time which, in accordance with GAAP, would be classified as intangible assets on a consolidated balance sheet of such Person and its Subsidiaries, including, without limitation but without duplication, goodwill (other than negative goodwill), any amounts (however designated on the balance sheet) representing the cost of acquisitions in excess of underlying net tangible assets, and patents, trademarks, copyrights and other intangibles.
     “Consolidated Interest Expense”: for any period, with respect to any Person, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption (including, without limitation, imputed interest included in Financing Lease payments) on a consolidated income statement of such Person and its Subsidiaries for such period, plus, (a) to the extent not so included, payments by such Person and its Subsidiaries under the Equipment Leases attributable to interest payments and yield to Investors under the Equipment Lease Transactions and minus, (b) to the extent so included and for purposes of calculating the ratio in Section 8.1(d) only, payment in kind of interest on each of the Hanover Zero Coupon Subordinated Notes, and the TIDES or the TIDES Debentures and any Refinancing Indebtedness incurred in respect thereof, (iii) any charges related to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any indebtedness prior to its stated maturity; provided that if Hanover or any of its Subsidiaries has Indebtedness outstanding at the beginning of such period for which Consolidated Interest Expense is being calculated, but which Indebtedness during such period is repaid, repurchased, redeemed, defeased or otherwise discharged with the net cash proceeds of one or more Dispositions or one or more sales of Capital Stock of Hanover or which Indebtedness is converted into Capital Stock of Hanover during such period, then Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been discharged as of the first day of the relevant period and (iv) interest income of such Person and its Subsidiaries.
     “Consolidated Lease Expense”: for any period as to any Person, the aggregate rental obligations of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from sub-leases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, and whether or not such leases constitute Financing Leases, but excluding obligations of such Person and its Subsidiaries with respect to the Equipment Leases.
     “Consolidated Leverage Ratio”: as defined in subsection 8.1(c).
     “Consolidated Net Income”: for any period as to any Person, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, provided that for purposes of determining Consolidated Net Income, payments under Equipment Leases attributable to interest payments and yield to the Investors in connection with the Equipment Lease Transactions shall, in each case, be considered interest expense.
     “Consolidated Net Worth”: at a particular date, as to any Person, the amount which would be included under stockholders’ equity on a consolidated balance sheet of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus any charges related to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity and without regard to any gains or losses resulting from an change in GAAP.
     “Consolidated Senior Secured Indebtedness”: at a particular date, as to any Person, Consolidated Indebtedness of such Person and its Subsidiaries that, as of such date, is secured by any Lien on any asset or property of such Person or its Subsidiaries; provided, that, for the avoidance of doubt, “Consolidated Senior Secured Indebtedness” shall include outstandings under the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction and all Indebtedness incurred hereunder.
     “Consolidated Tangible Net Worth”: at any date, an amount equal to Consolidated Net Worth at such date less Consolidated Intangibles at such date.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Parties”: the collective reference to Hanover, HCLP and the Subsidiary Guarantors.

     “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Derivatives”: any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.
     “Derivatives Agreement”: any agreement in respect of Derivatives entered into by Hanover or any of its Subsidiaries with a Lender or any Affiliate of a Lender permitted by Section 8.9.
     “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any Borrowing Date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement and the other Loan Documents.
     “Dollars” and “$”: dollars in lawful currency of the United States of America.
     “EMU”: Economic and Monetary Union as contemplated in the Treaty on European Union.
     “Environmental Laws”: any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.
     “Equipment Lease Guarantees”: (i) the Guarantee dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the “2001A Lease Guarantee”), made by Hanover, HCLP and certain of their subsidiaries listed on the signature pages thereto, in favor of Hanover Equipment Trust 2001A, The Chase Manhattan Bank, as agent, and certain lenders and investors, (ii) the Guarantee dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the “2001B Lease Guarantee”), made by Hanover, HCLP and certain of their subsidiaries listed on the signature pages thereto, in favor of Hanover Equipment Trust 2001B, The Chase Manhattan Bank, as agent, and certain lenders and investors and (iii) any Guarantee in connection with and dated as of the date of an Additional Participation Agreement (as amended, supplemented or otherwise modified from time to time), to be made by Hanover, HCLP and certain of their subsidiaries that will be listed on the signature pages thereto, in favor of a Delaware business trust, the agent and certain lenders and investors.
     “Equipment Lease Participation Agreements”: (i) the Participation Agreement dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the “2001A Participation Agreement”), among HCLP, Hanover Equipment Trust 2001A, General Electric Capital Corporation as investor, The Chase Manhattan Bank, as agent, and the lenders parties thereto, and (ii) the Participation Agreement dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the “2001B Participation Agreement”), among HCLP, Hanover Equipment Trust 2001B, General Electric Capital Corporation as investor, The Chase Manhattan Bank, as agent, and the lenders parties thereto.
     “Equipment Lease Transactions”: the transactions whereby HCLP leases natural gas compressors from the Lessors as described in each of the Equipment Lease Participation Agreements and any Operative Document (as defined in such Equipment Lease Participation Agreements).
     “Equipment Leases”: (i) the Lease dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2001A, as lessor, and HCLP, as lessee (the “2001A Synthetic Lease”), (ii) the Lease dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2001B, as lessor, and HCLP, as lessee (the “2001B Synthetic Lease”) and (iii) any Lease in connection with and dated as of the date of any Additional Participation Agreement (as amended, supplemented or otherwise modified from time to time), between a Delaware business trust, as lessor, and HCLP, as lessee (the “Additional Lease”).
     “Equipment True Lease”: any natural gas compressors leased by Hanover or HCLP as lessee under any leases other than the Equipment Leases.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Euro” and “€”: the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.
     “Euro Revolving Commitment”: as to any Euro Revolving Lender, the obligation of such Euro Revolving Lender to make Euro Revolving Loans to HCLP hereunder in an aggregate principal and/or stated amount at any one time outstanding not to exceed the amount set forth opposite such Euro Revolving Lender’s name on Schedule 1.1A, as such amount may be reduced or increased from time to time in accordance with the terms of this Agreement (including, without limitation, Section 3.17); collectively, as to all of the Euro Revolving Lenders, the “Euro Revolving Commitments”. The original amount of the total Euro Revolving Commitments is $75,000,000.
     “Euro Revolving Extensions of Credit”: as to any Euro Revolving Lender at any time, an amount equal to the Dollar Equivalent of the aggregate principal amount of all Euro Revolving Loans held by such Lender then outstanding.
     “Euro Revolving Facility”: the Euro Revolving Commitments and the Euro Revolving Extensions of Credit made thereunder.
     “Euro Revolving Lender”: each Lender that has a Euro Revolving Commitment or that holds Euro Revolving Loans; provided, that, for the avoidance of doubt, any institution that serves as a Euro Revolving Lender hereunder shall also serve as a US Revolving Lender hereunder (either in its individual capacity or through one of its Affiliates).
     “Euro Revolving Loans”: as defined in subsection 2.1(b).
     “Euro Revolving Note”: a promissory note in substantially the form of Exhibit A-2.

     “Euro Revolving Percentage”: as to any Euro Revolving Lender at any time, the percentage of the aggregate Euro Revolving Commitments then constituted by such Euro Revolving Lender’s Euro Revolving Commitment.
     “Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
     “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the EURIBOR Rate for the period beginning on the first day of such Interest Period and ending on the last day of such Interest Period which appears on Telerate page 248 (or, if no such quotation appears on such Telerate Page, on the appropriate Reuters Screen) as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Telerate screen, the “Eurocurrency Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in Euros at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its relevant eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of such System.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
     “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Exchange Act” as defined in subsection 9(k).
     “Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the relevant Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
     “Excluded Unqualified Subsidiary”: any Unqualified Subsidiary not organized under a jurisdiction of the United States in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, or the pledging of assets by such Subsidiary to secure the Obligations, could, in the good faith judgment of Hanover, reasonably be expected to result in adverse tax consequences to Hanover; provided, that notwithstanding the foregoing, Hanover Cayman Limited and Production Operators Cayman Inc. shall be deemed to be Excluded Unqualified Subsidiaries.
     “Existing Credit Agreement”: as defined in the recitals hereto.
     “Existing Issuing Lender”: JPMorgan Chase Bank, N.A., as issuer of the Existing Letters of Credit.
     “Existing Letter of Credit”: each letter of credit issued under the Existing Credit Agreement that (a) was issued for the account of HCLP or one of its Subsidiaries under the Existing Credit Agreement, (b) is outstanding on the Closing Date and (c) is listed on Annex B.
     “Facility”: each of (a) the Incremental Term Loan Facility, (b) the US Revolving Facility and (c) the Euro Revolving Facility.
     “Final Maturity Date”: the later of (a) the Revolving Termination Date and (b) if any Incremental Term Loans are outstanding, the date by which all outstanding Incremental Term Loans are scheduled to mature.
     “Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee, but excluding all obligations with respect to any Equipment Leases.

     “GAAP”: generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in Section 7.1.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Hanover, HCLP and each Subsidiary Guarantor, in substantially the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Hanover, as the case may be, in good faith.
     “Guarantor”: a Guarantor under this Agreement.
     “Hanover”: as defined in the preamble.
     “Hanover 2008 Convertible Notes”: the 4.75% convertible senior notes due 2008 issued by Hanover in an aggregate principal amount equal to $192,000,000 pursuant to the Hanover 2008 Convertible Notes Indenture.
     “Hanover 2008 Convertible Notes Indenture”: the Indenture, dated as of March 15, 2001, among Hanover and Wilmington Trust Company, as trustee.

     “Hanover 2010 Senior Notes”: the 8.625% senior notes due 2010 issued by Hanover in an aggregate principal amount equal to $200,000,000 pursuant to the Hanover 2010 Senior Notes Indenture.
     “Hanover 2010 Senior Notes Indenture”: the First Supplemental Indenture, dated as of December 15, 2003, to the Senior Indenture, dated as of December 15, 2003, among Hanover, as issuer and Wachovia Bank, National Association, as trustee.
     “Hanover 2014 Convertible Notes”: the 4.75% convertible senior notes due 2014 issued by Hanover in an aggregate principal amount equal to $143,750,000 pursuant to the Hanover 2014 Convertible Notes Indenture.
     “Hanover 2014 Convertible Notes Indenture”: the Second Supplemental Indenture, dated as of December 15, 2003, to the Senior Indenture, dated as of December 15, 2003, among Hanover, as issuer and Wachovia Bank, National Association, as trustee.
     “Hanover 2014 Senior Notes”: the 9% senior notes due 2014 issued by Hanover in an aggregate principal amount equal to $200,000,000 pursuant to the Hanover 2014 Senior Notes Indenture.
     “Hanover 2014 Senior Notes Indenture”: the Third Supplemental Indenture, dated as of June 1, 2004, to the Senior Indenture, dated as of December 15, 2003, among Hanover, as issuer and Wachovia Bank, National Association, as trustee.
     “Hanover Senior Notes Guarantees”: the guarantees by HCLP and one or more Subsidiary Guarantors of the Hanover 2010 Senior Notes, the Hanover 2014 Senior Notes and any Refinancing Indebtedness in respect thereof.
     “Hanover Zero Coupon Subordinated Notes”: the zero coupon subordinated notes due March 31, 2007 issued by Hanover in an aggregate principal amount equal to $262,621,810 pursuant to the Hanover Zero Coupon Subordinated Notes Indenture.
     “Hanover Zero Coupon Subordinated Notes Indenture”: the Indenture, dated as of May 14, 2003, among Hanover and Wachovia Bank, National Association, as trustee.
     “Hazardous Materials”: any hazardous materials, hazardous waste, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including, without limitation, polychlorinated biphenyls.
     “HCLP”: as defined in the preamble.
     “Incremental Amount”: at any time, the excess, if any, of (a) $300,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.3.
     “Incremental Assumption Agreement”: an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among Hanover, as guarantor, HCLP, as borrower, the Administrative Agent and one or more Incremental Term Loan Lenders.

     “Incremental Term Loan Commitment”: the commitment of any Lender, established pursuant to Section 2.3, to make Incremental Term Loans to HCLP.
     “Incremental Term Loan Facility”: the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.
     “Incremental Term Loan Lender”: a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
     “Incremental Term Loan Maturity Date”: the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.
     “Incremental Term Loan Note”: a promissory note in substantially the form of Exhibit A-3.
     “Incremental Term Loan Percentage”: as to any Lender at any time, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding.
     “Incremental Term Loans”: as defined in subsection 2.3(a).
     “Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of bankers acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien (other than any Lien permitted under Section 8.3) on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person having a mandatory redemption date on or prior to the 91st day after the Final Maturity Date, (g) for the purposes of Section 9(f) only, all obligations of such Person in respect of Derivatives, and (h) the aggregate drawable amount of letters of credit issued for the account of such Person; provided, that (x) solely for the purposes of Section 8.1 and calculating the Pricing Grid, the definition of “Indebtedness” shall not include Performance Letters of Credit and (y) for the avoidance of doubt, amounts outstanding under the Equipment Lease Transactions shall constitute “Indebtedness” hereunder.
     “indemnified liabilities”: as defined in Section 11.5.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intellectual Property”: as defined in Section 5.9.

     “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan or Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan or Eurocurrency Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
     “Interest Period”: with respect to any Eurodollar Loan or Eurocurrency Loan:
     (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Eurocurrency Loan, as applicable, and ending two weeks or one, two, three or six months (or, to the extent it may be offered by all relevant Lenders, nine or twelve months) thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
     (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Eurocurrency Loan, as applicable, and ending two weeks or one, two, three or six months (or, to the extent it may be offered by all relevant Lenders, nine or twelve months) thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that, all of the foregoing provisions relating to the Interest Periods are subject to the following:
     (i) if an Interest Period pertaining to a Eurodollar Loan or Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period that would otherwise extend beyond the Revolving Termination Date or the Incremental Term Loan Maturity Date, as applicable, shall end on the Revolving Termination Date or the Incremental Term Loan Maturity Date, as applicable; and
     (iii) any Interest Period pertaining to a Eurodollar Loan or a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Investments”: as defined in Section 8.10.
“Investors”: the parties that hold the beneficial interest in the respective Lessors.
“Issuing Lender”: the Existing Issuing Lender, JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc or any other Revolving Lender (with such Revolving Lender’s consent), as applicable, in its capacity as issuer of any Letter of Credit.
“Joint Venture”: any Person in which Hanover or one or more Subsidiaries own Capital Stock representing 1% or more but 50% or less of the aggregate Capital Stock of such Person.

     “JPMorgan”: J.P. Morgan Securities Inc.
     “Judgment Currency”: as defined in subsection 11.15(b).
     “L/C Commitment”: $350,000,000; provided, that (a) JPMorgan Chase Bank, N.A. shall not be obligated to issue more than $175,000,000 of such amount and (b) The Royal Bank of Scotland plc shall not be obligated to issue more than $175,000,000 of such amount. For the purposes of calculating the available amount of the L/C Commitment, the Existing Letters of Credit shall be treated as being issued and outstanding under this Agreement.
     “L/C Fee Payment Date”: the last day of each March, June, September and December.
     “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit issued in Dollars, (b) the aggregate then undrawn and unexpired Dollar Equivalent of the then outstanding Letters of Credit issued in any Available Foreign Currency and (c) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 4.5.
     “L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the relevant Issuing Lender.
     “Lenders”: as defined in the preamble (which, for the avoidance of doubt shall include any Incremental Term Loan Lenders).
     “Lessors”: the lessors under the Equipment Leases.
     “Letters of Credit”: as defined in subsection 4.1(a).
     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).
     “Loan”: any loan made by any Lender pursuant to this Agreement (which, for the avoidance of doubt shall include any Incremental Term Loans).
     “Loan Documents”: this Agreement, the Security Documents, the Notes, the Applications, and any amendment, waiver, supplement or other modification to any of the foregoing.
     “London Funding Office”: the Administrative Agent’s office located at 125 London Wall, London, or such other office in London as may be designated by the Administrative Agent by written notice to HCLP and the Lenders.
     “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Term Loans or the total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the US Revolving Facility or the Euro Revolving Facility, prior to any termination of the US

Revolving Commitments or the Euro Revolving Commitments, as applicable, the holders of more than 50% of the total US Revolving Commitments or the total Euro Revolving Commitments, as applicable).
     “Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Hanover and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their respective obligations under this Agreement or the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Material Subsidiary”: at any particular date, each Subsidiary of Hanover (which is not an Unrestricted Subsidiary) for which the aggregate value of all assets owned by such Subsidiary is greater than $5,000,000.
     “Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
     “Mortgages”: each of the mortgages and deeds of trust made by any Credit Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in substantially the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Unqualified Subsidiary Investments”: Investments in Unqualified Subsidiaries (whether existing, newly formed, or acquired) made by Hanover and its Qualified Subsidiaries pursuant to the provisions of subsection 8.10(e).
     “Non-Excluded Taxes”: as defined in subsection 3.12(a).
     “Non-U.S. Lender”: as defined in subsection 3.12(d).
     “Notes”: the collective reference to the Revolving Notes and the Incremental Term Loan Notes.
     “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to each Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of each Borrower to the Administrative Agent or to any Lender (or, in the case of Derivatives Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Derivatives Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative

Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.
     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant”: as defined in subsection 11.6(c).
     “Participating Member State”: any member state of the EMU which has the euro as its lawful currency.
     “Patriot Act”: as defined in Section 11.20.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Performance Letter of Credit”: any Letter of Credit issued to support contractual obligations for supply, service or construction contracts, including, but not limited to, bid, performance, advance payment, warranty, retention, availability and defects liability obligations.
     “Permitted Business Acquisition”: the formation of a new Qualified Subsidiary or any acquisition of all or substantially all the assets of, or 50% or more of the shares of Capital Stock in, or the acquisition of any compression and/or oil and gas production equipment assets of, a Person or division or line of business of a Person (or any subsequent Investment made in a Person previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) such acquired or newly formed Person shall be a Qualified Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Qualified Subsidiary under the Loan Documents shall have been taken, (d) Hanover and HCLP shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with Section 8.1 computed as at the last day of the fiscal quarter most recently ended prior to such acquisition or formation and (e) Hanover shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the matters set forth in clauses (a) to (d), together with all relevant financial information for such Person or assets. Notwithstanding the foregoing, Investments by Unqualified Subsidiaries of Hanover in Qualified Subsidiaries of Hanover (whether existing, newly formed or acquired) shall be governed by subsection 8.10(f). The Lenders acknowledge that (a) Investments listed on Schedule 8.10B constitute Permitted Business Acquisitions, and (b) to the extent that any such Investments listed on such Schedule 8.10B constitute Indebtedness, the creation, incurrence, assumption or sufferance to exist of such Indebtedness is in compliance with the provisions of Section 8.2.
     “Permitted Unqualified Subsidiary Indebtedness”: as defined in subsection 8.2(f).
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which HCLP or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pricing Grid”: the pricing grid attached hereto as Annex A.
     “Properties”: as defined in Section 5.16.
     “Qualified Subsidiary”: each Subsidiary of Hanover organized under a jurisdiction of the United States and having assets primarily in the United States.
     “RBS Securities”: RBS Securities Corporation.
     “Reallocation Option”: as defined in Section 3.17.
     “Refinanced Incremental Term Loans”: as defined in Section 11.1.
     “Refinancing Indebtedness”: any Indebtedness (other than Loans) that exists (with respect to any amendments, modifications or supplements thereof) or that is incurred to refund, refinance, replace, exchange, renew, repay, extend, modify, amend or supplement (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances” and “refinanced” shall have a correlative meaning) any other specified Indebtedness, including any Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
(i)	the Refinancing Indebtedness has a Stated Maturity no earlier than 91 days later than the Final Maturity Date;

(ii)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred equal to or greater than the Average Life of the Indebtedness being refinanced;

(iii)	such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay interest or premiums required by instruments governing such existing Indebtedness and fees and initial purchase discounts incurred in connection therewith);

(iv)	if the Indebtedness being refinanced is subordinated in right of payment to any of the Obligations, such Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness that is being refinanced; provided, that any (i) any Refinancing Indebtedness (and Guarantee Obligations in respect of any such Refinancing Indebtedness) of the 2001A Equipment Lease Transaction, the 2001B Equipment Lease Transaction, the Hanover 2008 Convertible Notes, the Hanover 2010 Senior Notes, the Hanover 2014 Senior Notes or the Hanover Zero Coupon Subordinated Notes shall not be required to be subordinated and (ii) the Hanover Senior Notes Guarantees may be amended to remove the subordination provisions set forth therein;

(v)	after giving effect to the incurrence of such Refinancing Indebtedness, no Default or Event of Default would exist hereunder;

(vi)	the obligor(s) of such Refinancing Indebtedness shall be no different than the obligors of the Indebtedness being refinanced; provided, that notwithstanding the foregoing, (i) Hanover shall be permitted to become the obligor of Refinancing Indebtedness in which HCLP, the equipment trust engaged in the 2001A Equipment Lease Transaction, the equipment trust engaged in the 2001B Equipment Lease Transaction or any of HCLP’s Subsidiaries was the prior obligor and (ii) HCLP shall be permitted to become the obligor of Refinancing Indebtedness in which the equipment trust engaged in the 2001A Equipment Lease Transaction or the equipment trust engaged in the 2001B Equipment Lease Transaction was the prior obligor;

(vii)	the terms and conditions of such Refinancing Indebtedness shall be no less favorable in any material respect than the terms and conditions of the Indebtedness being refinanced; provided, that it is understood and agreed that this clause (vii) shall not prohibit any Refinancing Indebtedness (or Guarantee Obligations in respect thereof) which constitutes senior unsecured Indebtedness and which is subject to commercially reasonable terms for high yield public debt securities; and

(viii)	the security interest(s) granted in connection with such Refinancing Indebtedness, if any, shall not cover more collateral, in any material respect, than the security interest(s), if any, granted in connection with the Indebtedness being refinanced.
     “Register”: as defined in subsection 11.6(b).
     “Regulation U”: Regulation U of the Board.
     “Reimbursement Obligation”: the obligation of HCLP to reimburse the relevant Issuing Lender pursuant to subsection 4.5(a) for amounts drawn under Letters of Credit.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Replacement Incremental Term Loans”: as defined in Section 11.1.
     “Reportable Event”: any of the events set forth in Section 4043(l) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC.
     “Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Incremental Term Loans then outstanding, (ii) the total US Revolving Commitments then in effect or, if the US Revolving Commitments have been terminated, the total US Revolving Extensions of Credit then outstanding, and (iii) the total Euro Revolving Commitments then in effect or, if the Euro Revolving Commitments have been terminated, the total Euro Revolving Extensions of Credit then outstanding.

     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reset Date”: as defined in Section 3.16.
     “Responsible Officer”: the chief executive officer, president, the executive vice president, treasurer or secretary of the applicable Credit Party, or, with respect to financial matters, the chief financial officer or treasurer of the applicable Credit Party; provided, for the purposes of subsection 7.7(a), the term “Responsible Officer” shall also include any vice president, the general counsel and all attorneys working under the supervision of the general counsel.
     “Restricted Payments”: as defined in Section 8.8.
     “Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.
     “Revolving Commitments”: the collective reference to the US Revolving Commitments and the Euro Revolving Commitments. As of the Closing Date, the total Revolving Commitments are $450,000,000.
     “Revolving Commitment Period”: the period from and including the date hereof to but not including the Revolving Termination Date or such earlier date on which the Revolving Commitments shall terminate as provided herein.
     “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) such Revolving Lender’s US Revolving Extensions of Credit and (b) such Revolving Lender’s Euro Revolving Extensions of Credit.
     “Revolving Lenders”: the collective reference to the US Revolving Lenders and the Euro Revolving Lenders.
     “Revolving Loans”: the collective reference to the US Revolving Loans and the Euro Revolving Loans.
     “Revolving Termination Date”: November 21, 2010.
     “Sale and Leaseback Transaction”: as defined in Section 8.13.
     “SEC”: the Securities and Exchange Commission.
     “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent or any collateral agent therefore granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Loan Document.
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Stated Maturity”: with respect to any Indebtedness, the date specified in the documents or instruments evidencing such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory prepayment or redemption provision, but shall not include any contingent obligations to repay, prepay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Debt”: as to any Person, any unsecured Indebtedness (including (a) with respect to HCLP, the 2001A Lease Guarantee, the 2001B Lease Guarantee and, prior to the date the subordination provisions are removed in accordance with Section 8.11, the Hanover Senior Notes Guarantees, and (b) with respect to Hanover, the TIDES Debentures and the Hanover Zero Coupon Subordinated Notes) the terms of which provide that such Indebtedness is subordinate and junior in right of payment to the payment of all obligations and liabilities of such Person to the Administrative Agent and the Lenders under the Loan Documents; provided, that prior to an Event of Default, Hanover and any Subsidiary may make regularly scheduled interest payments in respect of such Indebtedness.
     “Subordinated Guarantee Obligation”: as to any Person, any unsecured Guarantee Obligation the terms of which provide that such Guarantee Obligation is subordinate and junior in right to the payment of the HCLP Obligations and the Guarantor Obligations (as each such term is defined in the Guarantee and Collateral Agreement).
     “Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Hanover and (ii) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall exclude Unrestricted Subsidiaries unless Unrestricted Subsidiaries are expressly included.
     “Subsidiary Guarantor”: each Subsidiary of Hanover other than (a) HCLP, (b) any Excluded Unqualified Subsidiary and (c) any Unrestricted Subsidiary.
     “TIDES”: the Term Income Deferrable Equity Securities (TIDES) issued pursuant to the TIDES Declaration of Trust.
     “TIDES Debentures”: the convertible junior subordinated debentures due 2029 issued by Hanover pursuant to the TIDES Indenture.
     “TIDES Declaration of Trust”: the Amended and Restated Declaration of Trust, dated as of December 15, 1999, by Hanover, the holders of interests in the Trust from time to time and the trustees thereof.
     “TIDES Guarantees”: (i) the Preferred Securities Guarantee Agreement, dated as of December 15, 1999, between Hanover and Wilmington Trust Company, as guarantee trustee, and (ii) the Common Securities Guarantee Agreement, dated as of December 15, 1999, by Hanover.
     “TIDES Indenture”: the Indenture, dated as of December 15, 1999, between Hanover and Wilmington Trust Company, as trustee thereunder.

     “TIDES Trust”: Hanover Compressor Capital Trust, a Delaware business trust, and its successors and assigns.
     “2001A Equipment Lease Securities”: as defined in the definition of “2001A Equipment Lease Transaction”.
     “2001A Equipment Lease Transaction”: the synthetic lease financing consummated on August 31, 2001 pursuant to the 2001A Participation Agreement
     “2001B Equipment Lease Securities”: as defined in the definition of “2001B Equipment Lease Transaction”.
     “2001B Equipment Lease Transaction”: the synthetic lease financing consummated on August 31, 2001 pursuant to the 2001B Participation Agreement.
     “Type”: as to any Loan, its nature as an ABR Loan, a Eurocurrency Loan or a Eurodollar Loan.
     “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500; and in respect of stand-by Letters of Credit, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in each case, as the same may be amended, revised or replaced from time to time.
     “Unqualified Subsidiary”: any Subsidiary of Hanover other than Qualified Subsidiaries.
     “Unrestricted Subsidiary”: (i) any Subsidiary of Hanover that exists on the Closing Date and is so designated as an Unrestricted Subsidiary by Hanover in writing to the Administrative Agent, (ii) any Subsidiary of Hanover formed or acquired after the Closing Date that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Hanover, as provided below), and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Hanover (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply and continue to apply following such designation: (a) neither Hanover nor any of its Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for Indebtedness or other obligations of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness or obligations) except as permitted by Section 8.10 and (b) the Investments by Hanover or the Subsidiaries in such Subsidiary made on or prior to the date of designation of such Subsidiary as an Unrestricted Subsidiary shall not violate the provisions described under Section 8.10 and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with Hanover or any other Subsidiary (other than another Unrestricted Subsidiary) of Hanover unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Hanover or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Hanover or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of Hanover giving effect to such designation and an officer’s certificate certifying that such designation complies with the foregoing conditions and any Investment by Hanover in such Unrestricted Subsidiary shall be deemed the making of an Investment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the fair market value of such Investment as determined in good faith by the Board of Directors (and evidenced by a resolution of the Board of Directors). The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided, (i) that, if such Unrestricted Subsidiary has any Indebtedness, immediately after giving effect to such designation, no Default or Event of Default would result, and (ii) that all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary. Unrestricted Subsidiaries shall be deemed to be Affiliates of Hanover, HCLP and their Subsidiaries. Any Subsidiary of an Unrestricted Subsidiary shall also be deemed to be an Unrestricted Subsidiary. As used in this definition, the term “Board of Directors” shall include any committees that the Board of Directors has authorized to deal with Unrestricted Subsidiaries. As of the Closing Date, the only Unrestricted Subsidiaries are HCC Holdings, Inc., a Delaware corporation and Hanover Compressor Capital Trust, a Delaware statutory trust.
     “US Revolving Commitment”: as to any US Revolving Lender, the obligation of such US Revolving Lender to make US Revolving Loans to and/or participate in Letters of Credit issued on behalf of the Borrowers hereunder in an aggregate principal and/or stated amount at any one time outstanding not to exceed the amount set forth opposite such US Revolving Lender’s name on Schedule 1.1A, as such amount may be reduced or increased from time to time in accordance with the terms of this Agreement (including, without limitation, Section 3.17); collectively, as to all of the US Revolving Lenders, the “US Revolving Commitments”. The original amount of the total US Revolving Commitments is $375,000,000.
     “US Revolving Extensions of Credit”: as to any US Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all US Revolving Loans held by such Lender then outstanding and (b) the Dollar Equivalent of such US Revolving Lender’s US US Revolving Percentage of the L/C Obligations then outstanding.
     “US Revolving Facility”: the US Revolving Commitments and the US Revolving Extensions of Credit made thereunder.
     “US Revolving Lenders”: each Lender that has a US Revolving Commitment or that holds US Revolving Loans.
     “US Revolving Loans”: as defined in Section 2.1(a).
     “US Revolving Note”: a promissory note in substantially the form of Exhibit A-1.
     “US Revolving Percentage”: as to any US Revolving Lender at any time, the percentage of the aggregate US Revolving Commitments then constituted by such US Revolving Lender’s US Revolving Commitment.
     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.
     (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Hanover and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each US Revolving Lender severally agrees to make Revolving Loans in Dollars (the “US Revolving Loans”) to each Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding such that, after giving effect to such borrowing, such US Revolving Lender’s US Revolving Extensions of Credit do not exceed the amount of such US Revolving Lender’s US Revolving Commitment. During the Revolving Commitment Period, each Borrower may use the US Revolving Commitments by borrowing, prepaying the US Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
          (b) Subject to the terms and conditions hereof, each Euro Revolving Lender severally agrees to make Revolving Loans in Euros (the “Euro Revolving Loans”) to HCLP from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding such that, after giving effect to such borrowing, such Euro Revolving Lender’s Euro Revolving Extensions of Credit do not exceed the amount of such Euro Revolving Lender’s Euro Revolving Commitment. During the Revolving Commitment Period, HCLP may use the Euro Revolving Commitments by borrowing, prepaying the Euro Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
          (c) The US Revolving Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.5. The Euro Revolving Loans shall be Eurocurrency Loans.
          2.2 Procedure for Revolving Borrowing. (a) Each Borrower may borrow US Revolving Loans during the Revolving Commitment Period on any Business Day; provided, that the relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans, or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor. Each borrowing of US Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available US Revolving Commitments are less than $200,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the domestic office of the Administrative Agent specified in Section 11.2 prior to 12:00 noon, New York City time, on the Borrowing Date requested by the relevant Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of the relevant Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
          (b) HCLP may borrow Euro Revolving Loans during the Revolving Commitment Period on any Business Day; provided, that HCLP shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., London time three Business Days prior to the requested Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date and (iii) the length of the initial Interest Period therefor. Each borrowing of Euro Revolving Loans shall be in an amount equal to €500,000 or a whole multiple of €100,000 in excess thereof. Upon receipt of any such notice from HCLP, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each Euro borrowing available to the Administrative Agent for the account of HCLP at the London office of the Administrative Agent specified in Section 11.2 prior to 12:00 noon, London time on the Borrowing Date requested by HCLP in funds immediately available to the Administrative Agent. Such borrowing will then be made available to HCLP by the Administrative Agent crediting the account of HCLP on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
          2.3 Incremental Term Loan Commitments. (a) Subject to the terms and conditions hereof and in the applicable Incremental Assumption Agreement, the Incremental Term Loan Lenders severally agree to make incremental term loans (each, an “Incremental Term Loan”) to HCLP in an amount for each Incremental Term Loan Lender not to exceed the amount of the Incremental Term Loan Commitment of such Incremental Term Loan Lender. The Incremental Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by HCLP and notified to the Administrative Agent in accordance with the terms of the Incremental Assumption Agreement and Section 3.5
          (b) HCLP may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Term Loan Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion; provided, that each Incremental Term Loan Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Amount) and (ii) the date on which such Incremental Term Loan Commitments are requested to become effective.
          (c) HCLP and each Incremental Term Loan Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Loan Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that no Incremental Term Loans shall be made unless the following conditions are met: (i) Hanover and HCLP shall be in pro forma compliance with Section 8.1 after giving effect to the incurrence of such Incremental Term Loans (and any repayment of any Indebtedness from the proceeds of such Incremental Term Loans), (ii) no Default or Event of Default would exist prior to or after giving pro forma effect to the incurrence of such Incremental Term Loans (and any repayment of Indebtedness from the proceeds of such Incremental Term Loans), (iii) pro forma for the incurrence of such Incremental Term Loans, Available Revolving Commitments shall not be less than $100,000,000, (iv) the final maturity of the Incremental Term Loans shall be no earlier than the seven-year anniversary of the Closing Date, (v) the weighted average life to maturity of the

Incremental Term Loans shall be no shorter than the six-year anniversary of the Closing Date, (vi) as of the date of such borrowing (or promptly thereafter, in the event that the proceeds of such borrowing shall be used to repay the 2001A Equipment Lease Transaction and/or the 2001B Equipment Lease Transactions), the assets pledged, as of the Closing Date, to secure the 2001A Equipment Lease Transaction and 2001B Equipment Lease Transactions shall secure the Obligations on a first priority basis, (vii) on the date of such effectiveness, the conditions set forth in Section 6.1 shall be satisfied, and (viii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.
          (d) HCLP shall repay the Incremental Term Loans on the dates (including the relevant Incremental Term Loan Maturity Date) and in the amounts set forth in the relevant Incremental Assumption Agreement.
SECTION 3. INTEREST RATE PROVISIONS, FEES,
CONVERSIONS AND PAYMENTS
          3.1 Interest Rates and Payments Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.
          (c) Each Euro Revolving Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.
          (d) (i) If all or a portion of the principal amount of any (A) Loan or Reimbursement Obligation or (B) any interest payable on the principal amount of any such Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the US Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the US Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (e) Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to subsection 3.1(d) shall be payable on demand.
          3.2 Commitment Fees; Other Fees and Compensation. (a) Each Borrower agrees to pay to the Administrative Agent for the account of each US Revolving Lender a commitment fee for the period from and including the first day of the Revolving Commitment Period to the Revolving Termination Date, computed at the rate per annum equal to the Commitment Fee Rate on the average daily amount of the Available US Revolving Commitment of such US Revolving Lender during the period for which payment is made. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date or such earlier date as the US Revolving Commitments shall terminate as provided herein.
          (b) HCLP agrees to pay to the Administrative Agent for the account of each Euro Revolving Lender a commitment fee for the period from and including the first day of the Revolving Commitment Period to the Revolving Termination Date, computed at the rate per annum equal to the Commitment Fee Rate on the average daily amount of the Available Euro Revolving Commitment of such Euro Revolving Lender during the period for which payment is made. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date or such earlier date as the Euro Revolving Commitments shall terminate as provided herein.
          (c) HCLP agrees to pay to the Administrative Agent the fees and other compensation, in the amounts and on the dates specified in the fee letter separately agreed to between HCLP and the Administrative Agent.
          3.3 Termination or Reduction of the Revolving Commitments. The Borrowers shall have the right during the Revolving Commitment Period, upon not less than five Business Days’ notice to the Administrative Agent by the Borrowers to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that, (i) any such reduction notice shall specify how such reduction is to be applied between the US Revolving Commitments and the Euro Revolving Commitments and (ii) no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, either (x) the total US Revolving Extensions of Credit would exceed the total US Revolving Commitments then in effect or (y) the total Euro Revolving Extensions of Credit would exceed the total Euro Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof and shall reduce permanently the US Revolving Commitments or Euro Revolving Commitments, as applicable, then in effect. Any such reduction may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
          3.4 Joint and Several Obligation for Repayment of Loans; Optional Prepayments and other Repayments. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of the Revolving Loans and L/C Obligations on the Revolving Termination Date in the currency in which such Revolving Loan was originally denominated. Each Borrower agrees that such Borrower is severally and jointly liable for the repayment of all Revolving Loans made to, and Reimbursement Obligations owing from, the other Borrower (together with interest and fees thereon).
          (b) The relevant Borrower may, at any time and from time to time, prepay the Loans in whole or in part, without premium or penalty upon at least three Business Days’ irrevocable notice, in the case of Eurodollar Loans and Eurocurrency Loans, and one Business Day’s irrevocable notice, in the case of ABR Loans, by the relevant Borrower to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or Eurodollar Loans, ABR Loans or a combination thereof, and if of a combination thereof, the amount allocable to each. If any such prepayment with respect to a Eurodollar Loan or a Eurocurrency Loan is made on a day other than the last day of an Interest Period, such prepayment shall be accompanied by any amounts required to be paid pursuant to Section 3.13. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of US Revolving Loans shall be in an aggregate principal amount of $200,000 or a whole multiple of $100,000 in excess thereof. Partial prepayments of Euro Revolving Loans shall be in an aggregate principal amount of €200,000 or a whole multiple of €100,000 in excess thereof.
          (c) Each Borrower shall repay at any time after giving effect to any reduction in the Revolving Commitments pursuant to Section 3.3, and there shall be due and payable at such time, such principal amount (together with accrued interest thereon), if any, of outstanding Revolving Loans as may be necessary so that, after such repayment, (i) the aggregate US Revolving Extensions of Credit do not exceed the total US Revolving Commitments then in effect and (ii) the aggregate Euro Revolving Extensions of Credit do not exceed the total Euro Revolving Commitments then in effect.
          (d) If, on any Calculation Date, for any reason the aggregate L/C Obligations exceed 105% of the L/C Commitment then in effect, HCLP shall, within two Business Days following written demand from the Administrative Agent terminate or reduce the Letters of Credit or provide Cash equivalents as additional Collateral and/or repay the Reimbursement Obligations in an amount equal to such excess.
          (e) If, on any Calculation Date, for any reason the total Euro Revolving Extensions of Credit exceeds 105% of the total Euro Revolving Commitments then in effect, HCLP shall, within two Business Days following written demand from the Administrative Agent, immediately prepay the Euro Revolving Loans in an amount equal to such excess.
          3.5 Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Days’ prior irrevocable notice of such election; provided, that any such conversion of Eurodollar Loans which does not occur on the last day of an Interest Period shall be subject to Section 3.13. Each Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Rate Loans may be converted as provided herein; provided, that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has determined that such a conversion is not appropriate and (ii) any such conversion may only be made if, after giving effect thereof, Section 3.6 shall not have been contravened. For the avoidance of doubt, no conversion of Eurocurrency Loans shall be permitted hereunder.
          (b) Any Eurodollar Loans or Eurocurrency Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan or Eurocurrency Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 3.6 would be contravened or (iii) after the date that is one month prior to the Revolving Termination Date or the Incremental Term Loan Maturity Date, as applicable, and provided, further, that, with respect to Eurodollar Loans only, if the relevant Borrower shall fail to give any required notice as described above in this subsection 3.5(b) or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

          3.6 Minimum Amounts. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising (a) each Eurodollar Loan shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) each Eurocurrency Loan shall be equal to €500,000 or a whole multiple of €100,000 in excess thereof.
          3.7 Computation of Interest and Fees. (a) Commitment fees and interest on ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed, and interest on Eurodollar Loans and Eurocurrency Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a Eurodollar Rate or Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsections 3.1(a) and (c) and, with respect to determinations of the ABR based on the Federal Funds Effective rate, subsection 3.1(b).
            3.8 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:
(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or Eurocurrency Rate for such Interest Period, or
(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate or Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the costs to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter. If such notice is given with respect to Eurodollar Loans, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Eurodollar Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice with respect to Eurodollar Loans has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans. If such notice is given with respect to Eurocurrency Loans, no further Eurocurrency Loans shall be continued as such at the end of the then current Interest Periods or shall be made.

          3.9 Pro Rata Treatment and Payments. (a) Each borrowing by each Borrower from the Lenders hereunder, each payment by each Borrower on account of any commitment fee hereunder and any reduction of the US Revolving Commitments and/or Euro Revolving Commitments of the Lenders shall be made pro rata according to the respective Applicable Percentages of the Lenders. Each payment (including each prepayment) by each Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the US Revolving Loans, Euro Revolving Loans or Incremental Term Loans, as applicable, then held by the Lenders. All payments (including prepayments) to be made by each Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time (or London time, with respect to Euro Revolving Loans), on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 11.2 in Dollars (or, with respect to prepayments or repayments of Euro Revolving Loans and the payment of interest thereon, Euros; provided, that commitment fees payable under the Euro Revolving Facility shall be paid in Dollars) and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans or Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan or Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
          (b) A payment in Euros shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment. With respect to the payment of any amount denominated in Euros, the Administrative Agent shall not be liable to HCLP or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in the euro unit to the account with the bank in the principal financial center in the Participating Member State which HCLP or, as the case may be, any Lender shall have specified for such purpose. In this paragraph (b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euro.
          (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its Applicable Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent (or, with respect to Euro Revolving Loans, the General Administrative Agent’s reasonable estimate of its average daily cost of funds), times (ii) the amount of such Lender’s Applicable Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Applicable Percentage of such borrowing shall have become immediately available to the

Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s Applicable Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loan, on demand, from the relevant Borrower and any such payment by the relevant Borrower shall not constitute a waiver of any right or remedy the relevant Borrower may have with respect to any such Lender.
          3.10 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans or Eurocurrency Loans, as applicable, continue Eurodollar Loans or Eurocurrency Loans, as applicable, as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled, (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) such Lender’s Loans then outstanding as Eurocurrency Loans shall be prepaid on the last day of the then current Interest Period with respect thereto. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the relevant Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.13.
          3.11 Requirements of Law. (a) In the event that any change in any Requirement of Law as in existence on the date hereof or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan or Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 3.12 and changes in the rate of tax on the overall net income of such Lender or tax imposed in lieu of net income taxes);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate or Eurocurrency Rate hereunder; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the relevant Borrower, through the Administrative Agent, by delivery of a certificate setting forth the amounts due and a description of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the relevant Borrower shall be conclusive in the absence of manifest error.
          (b) In the event that any Lender shall have determined that the adoption after the date hereof of or any change in any Requirement of Law as in existence on the date hereof regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent) of a written request therefor, the relevant Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          3.12 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of subsections 3.12 (d) or (e) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this subsection 3.12(a).
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If such Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure unless such failure was caused by the gross negligence or willful misconduct of the Administrative Agent or such Lender.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection 3.12(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection 3.12(d) that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.12, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.12 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection 3.12(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Borrower or any other Person.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          3.13 Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any reasonable loss or expenses which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) conversion of or the making of a prepayment of Eurodollar Loans or Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to such Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          3.14 Replacement of Lenders. If any Lender asserts an illegality under Section 3.10 or requests compensation under Section 3.11, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.12, or if any Lender defaults in its obligation to fund Loans hereunder, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.11 or payments required to be made pursuant to Section 3.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

          3.15 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.10, 3.11 or 3.12(a) with respect to such Lender, it will, if requested by either Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of either Borrower or the rights of any Lender pursuant to Section 3.11 or 3.12(a).
          3.16 Determination of Dollar Equivalent. No later than 1:00 P.M., New York City time, on each Calculation Date with respect to any Euro Revolving Loan or any Letter of Credit denominated in any Available Foreign Currency, the Administrative Agent shall determine the Dollar Equivalent as of such Calculation Date with respect to such Euro Revolving Loan or Letter of Credit denominated in an Available Foreign Currency. The US Dollar Equivalent so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, except as otherwise provided, and shall for all purposes of this Agreement be the Dollar Equivalent employed in converting any amounts between (x) Dollars or (y) Euros and other Available Foreign Currencies.
          3.17 Reallocation Option. So long as no Event of Default shall have occurred and be continuing, HCLP shall have the option (such option, the “Reallocation Option”) from time to time (but no more often than once per calendar quarter) to increase the total US Revolving Commitments (with a corresponding reduction in the total Euro Revolving Commitments) or increase the total Euro Revolving Commitments (with a corresponding reduction in the total US Revolving Commitments); provided, that (i) the total Revolving Commitments shall remain unchanged and (ii) in no event shall the total Euro Revolving Commitments exceed $75,000,000. To effectuate a Reallocation Option, HCLP shall deliver to the Administrative Agent written notice on or prior to the date which is three (3) Business Days prior to the end of any calendar quarter setting forth the proposed revisions to the total US Revolving Commitments and the total Euro Revolving Commitments to come into effect at the beginning of the next calendar quarter. Any modification to the total US Revolving Commitments or the total Euro Revolving Commitments pursuant to a Reallocation Option shall be in effect for the period beginning on the first date of the following calendar quarter (i.e., January 1, April 1, July 1 or October 1) and shall remain in effect for each calendar quarter thereafter until such time as HCLP chooses to give notice of another Reallocation Option. Following any Reallocation Option, the Revolving Commitments of each Revolving Lender shall remain unchanged. Each of the Revolving Lenders (and any Assignee of any Revolving Lender pursuant to Section 9.6) agrees that Schedule 3.17 hereto sets forth the percentage of the total Euro Revolving Commitments that such Revolving Lender will have before and after giving effect to any Reallocation Option. Following any Reallocation Option, each party hereto (including all Lenders who become party hereto after the Closing Date pursuant to Section 9.6) hereby agrees as follows: (i) each Revolving Lender’s Euro Revolving Commitment shall equal the product of (x) the percentage set forth for such Revolving Lender on Schedule 3.17 and (y) the total Euro Revolving Commitments then in effect and (ii) such Revolving Lender’s US Revolving Commitment shall equal the difference between (x) such Revolving Lender’s Revolving Commitment (as in effect prior to such Reallocation Option) minus (y) such Revolving Lender’s Euro Revolving Commitment; provided, that it is understood and agreed that no Revolving Lender’s Revolving Commitment shall be changed after giving effect to any Reallocation Option and that any increase in any Revolving Lender’s US Revolving Commitment or Euro Revolving Commitment must be offset by a corresponding decrease in such Revolving Lender’s US Revolving Commitment or Euro Revolving Commitment, as applicable.

SECTION 4. LETTERS OF CREDIT
          4.1 L/C Commitment. (a) Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit issued hereunder. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 4.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 4, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of HCLP on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment or the Available US Revolving Commitment.
          (b) Each Letter of Credit shall:
          (i) be denominated in Dollars or any Available Foreign Currency and shall be either (A) a standby letter of credit issued to support obligations of HCLP or its Subsidiaries, or (B) a commercial letter of credit issued in respect of the purchase of goods or services by HCLP and its Subsidiaries in the ordinary course of business; and
          (ii) expire at or prior to the close of business on the date that is five Business Days prior to the Revolving Termination Date.
          (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.
          (d) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          (e) Each Issuing Lender shall from time to time provide the Administrative Agent with information reasonably requested by the Administrative Agent with respect to each Letter of Credit issued by such Issuing Lender, including stated amount, currency, beneficiary and expiry date.
          4.2 Procedure for Issuance of Letters of Credit. HCLP may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender, with a copy to the Administrative Agent, at their respective addresses for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and HCLP. Such Issuing Lender shall furnish a copy of such Letter of Credit to HCLP and the Administrative Agent promptly following the issuance thereof.
          4.3 Fees, Commissions and Other Charges. (a) HCLP shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of

Credit is issued to the date upon which the next such payment is due hereunder at the rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans, calculated on the basis of a 365 (or 366-, as the case may be) day year, of the daily aggregate amount available to be drawn under such Letter of Credit for the period covered by such payment. In addition, HCLP shall pay to the relevant Issuing Lender a fronting fee in the amount equal to 0.125% of the face amount of such Letter of Credit. Such commissions shall be payable in arrears on each L/C Fee Payment Date (and the Revolving Termination Date) and shall be nonrefundable. Such commissions with respect to each Letter of Credit denominated in an Available Foreign Currency shall be paid in Dollars, and for purposes of calculating the amount of such commissions applicable to each Letter of Credit denominated in an Available Foreign Currency, the face amount of such Letter of Credit shall be the Dollar Equivalent of such amount calculated at the Exchange Rate as of the relevant L/C Fee Payment Date.
          (b) In addition to the foregoing fees and commissions, HCLP shall pay or reimburse each Issuing Lender for such reasonable, normal and customary costs and expenses as are actually incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
          (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to each Issuing Lender and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section.
          4.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s US Revolving Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by each Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by HCLP in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount in Dollars equal to such L/C Participant’s US Revolving Percentage of the amount of the Dollar Equivalent of such draft (calculated on the date such draft is paid by such Issuing Lender), or any part thereof, which is not so reimbursed.
          (b) If any amount required to be paid by any L/C Participant to the relevant Issuing Lender pursuant to subsection 4.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (1) such amount, (2) the daily average Federal funds rate, as quoted by such Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, and (3) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 4.4(a) is not in fact made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 4.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from HCLP or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
          4.5   Reimbursement Obligation of HCLP. (a) HCLP agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies HCLP of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds. Such reimbursement may be made pursuant to a borrowing pursuant to subsection 4.5(c).
          (b) Interest shall be payable on any and all amounts remaining unpaid by HCLP under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.
          (c) Each drawing under any Letter of Credit shall constitute a request by HCLP to the Administrative Agent for a borrowing pursuant to Section 2.2 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.
          4.6   Obligations Absolute. (a) HCLP’s obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which HCLP may have or have had against the relevant Issuing Lender or any beneficiary of a Letter of Credit.
          (b) HCLP also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and HCLP’s Reimbursement Obligations under subsection 4.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among HCLP and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of HCLP against any beneficiary of such Letter of Credit or any such transferee.
          (c) No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct.
          (d) HCLP agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on HCLP and shall not result in any liability of such Issuing Lender to HCLP.

          4.7   Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify HCLP of the date and amount thereof. The responsibility of such Issuing Lender to HCLP in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
          4.8   Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 4, the provisions of this Section 4 shall apply.
          4.9   Letters of Credit Denominated in Available Foreign Currencies. Notwithstanding any other provision of this Section 4, in the event that any Letter of Credit is denominated in any currency other than Dollars, the amount of the Reimbursement Obligation of HCLP pursuant to Section 4.5 in respect of such Letter of Credit shall bear interest as provided in Section 4.5 with respect to amounts owing in Dollars; provided, that (i) the interest rate on such amounts shall be the rate reasonably determined by the relevant Issuing Lender to be the equivalent rate, in respect of the relevant non-Dollar currency, to the applicable rate provided in Section 4.5 with respect to amounts denominated in Dollars and (ii) if HCLP fails to pay any such Reimbursement Obligation required by Section 4.5 on or prior to the third Business Day following the date of the drawing to which such Reimbursement Obligation relates, then, on the fourth Business Day following such date of drawing, the relevant Issuing Lender, in cooperation with the Administrative Agent, shall determine the Dollar Equivalent of the amount of such Reimbursement Obligation, and HCLP’s obligation in respect of such Reimbursement Obligation shall be converted to such Dollar Equivalent, with interest thereon as provided in Section 4.5 (provided, that if the Application in respect of such Letter of Credit provides for conversion of such amount into Dollars on any earlier date or at any other conversion rate, the provisions of such Application shall control with respect to such conversion).
          4.10   Change in Law; Availability of Foreign Currencies. Notwithstanding any other provision of this Agreement, if, after the date hereof, (a) any change in law shall make it unlawful for any Issuing Lender to issue Letters of Credit denominated in an Available Foreign Currency, or (b) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable for any Issuing Lender to issue Letters of Credit denominated in such Available Foreign Currency, then by prompt written notice thereof to HCLP and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Lender may declare that Letters of Credit will not thereafter be issued by it in the affected Available Foreign Currency or Available Foreign Currencies, whereupon the affected Available Foreign Currency or Available Foreign Currencies shall be deemed (for the duration of such declaration) not to constitute an Available Foreign Currency for purposes of the issuance of Letters of Credit by such Issuing Lender.
SECTION 5. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make Loans and issue or participate in the Letters of Credit, Hanover and HCLP hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
          5.1   Financial Condition. The audited consolidated balance sheets of Hanover and its consolidated Subsidiaries as at December 31, 2003and December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Hanover and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of Hanover and its consolidated Subsidiaries as at September 30, 2005 and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of Hanover and its consolidated Subsidiaries, as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Hanover, HCLP and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or material long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of Derivatives, that are not reflected in the most recent financial statements referred to in this Section 5.1. During the period from September 30, 2005 to and including the date hereof there has been no Disposition by Hanover or any of its Subsidiaries, as applicable, of any material part of their business or property (other than to Hanover or any of its Subsidiaries).
          5.2   No Change. Since September 30, 2005 (a) there has been no development or event nor any prospective development or event, which has had or would reasonably be expected to have a Material Adverse Effect and (b) except as disclosed on Schedule 5.2 to this Agreement, as of the date of this Agreement, no Restricted Payments have been declared, paid or made upon the Capital Stock of Hanover or HCLP.
          5.3   Corporate Existence; Compliance with Law. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.4   Corporate Power; Authorization; Enforceable Obligations. Each Credit Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Borrower has the corporate power and authority, and the legal right, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Applications. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (other than consents or authorizations the failure to obtain would not, in the aggregate, reasonably be expected to have a Material Adverse Effect) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Applications or any of the other Loan Documents, except consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. This Agreement has been, and, each Application and each other Loan Document will be, duly executed and delivered on behalf of the Credit Parties party thereto. This Agreement constitutes, and each Note, each Application and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto enforceable against such Credit Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          5.5   No Legal Bar. The execution, delivery and performance of this Agreement, the Applications, and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Credit Party thereto and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except as contemplated hereby or thereby and except to the extent any such violation or creation or imposition of a Lien would not reasonably be expected to have a Material Adverse Effect.
          5.6   No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Hanover or HCLP, threatened by or against any Credit Party or against any of their respective properties or revenues (a) with respect to this Agreement, or the other Loan Documents or any of the transactions contemplated hereby, or (b) which would reasonably be expected to have a Material Adverse Effect.
          5.7   No Default. None of the Credit Parties nor any of their respective Subsidiaries is in default under or with respect to any of their respective Contractual Obligations in any respect which if not cured would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          5.8   Ownership of Property; Liens; Leases of Equipment. Each of the Credit Parties has good record and indefeasible title in fee simple (except for exceptions to title as will not in the aggregate materially interfere with the present or contemplated use of the property affected thereby) to, or a valid leasehold interest in, all its real property, and good title to all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3. As used herein, Equipment or Inventory leased by a Credit Party under a Financing Lease shall be deemed “owned” by such Credit Party.
          5.9   Intellectual Property. Each Credit Party owns, or is licensed to use, all trademarks, tradenames, trade secrets, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). To the knowledge of Hanover or HCLP, no claim has been asserted and is pending by any Person challenging or questioning their use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Hanover or HCLP know of any valid basis for any such claim, which, in each case, would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Credit Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          5.10   Taxes. Each of the Credit Parties has filed or caused to be filed all tax returns which, to the knowledge of Hanover and HCLP, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of any of the Credit Parties); no tax Lien has been filed against the property of any Credit Party, and, to the knowledge of Hanover and HCLP, no claim is being asserted, with respect to any such tax, fee or other charge, except, in each case, for Governmental Authorities outside of the United States, Canada or the European Union, where the failure to file or cause to be filed such tax returns, the failure to pay such taxes, assessments, fees or other charges, the existence of such tax Liens, or the assertion of such claims would not reasonably be expected to result in a Material Adverse Effect.
          5.11   Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.
          5.12   ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred and no Lien in favor of the PBGC or a Plan has arisen during the five-year period prior to the date on which this representation is deemed made. The present value of all accrued benefits under each Single Employer Plan maintained by HCLP, or any Commonly Controlled Entity (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither HCLP nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither HCLP nor any Commonly Controlled Entity would become subject to any material liability under ERISA if HCLP or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of HCLP and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by a material amount.
          5.13   Investment Company Act; Other Regulations. None of the Credit Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Credit Parties is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness or change rates or change tariffs. None of the Credit Parties are “holding companies” or “subsidiary companies” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          5.14   Subsidiaries. As of the Closing Date, Hanover has no Subsidiaries other than as set forth on Schedule 5.14. With respect to each Unqualified Subsidiary that is not a Credit Party, substantially all tangible assets (other than cash or Cash Equivalents) owned by such Unqualified Subsidiary as of the date hereof are located within jurisdictions other than the United States of America or any territory thereof.
          5.15   Purpose of Loans. (a) The proceeds of the Revolving Loans shall be used for working capital and general corporate purposes of Hanover and its subsidiaries, including refinancing the Existing Credit Agreement.

          (b) The proceeds of the Incremental Term Loans shall (and, for the avoidance of doubt, borrowings under the US Revolving Facility or the Euro Revolving Facility may) be used to defease, purchase, prepay or redeem the Hanover Zero Coupon Subordinated Notes, the Hanover 2008 Convertible Notes, the Hanover 2010 Senior Notes, the Hanover 2014 Senior Notes, the 2001A Equipment Lease Transaction or the 2001B Equipment Lease Transaction at par or with a premium, to pay accrued and unpaid interest and to pay related fees and expenses; provided, that (i) the aggregate amount of borrowings under the US Revolving Facility, the Euro Revolving Facility and the Incremental Term Loan Facility used to prepay such Indebtedness (and to pay related fees and expenses) shall not exceed $400,000,000, (ii) no more than $50,000,000 of the amount referred to in clause (i) above may be used to defease, purchase, prepay or redeem the Hanover 2010 Senior Notes and the Hanover 2014 Senior Notes and (iii) after giving pro forma effect to any borrowing of Loans and any such defeasance, purchase, prepayment or redemption of any of the Indebtedness described above, the sum of (A) the cash and Cash Equivalents (to the extent such cash and Cash Equivalents are free of any Liens other than customary banker’s liens and the Liens created by the Security Documents) then held by Hanover and its Qualified Subsidiaries in an aggregate amount not to exceed $10,000,000 and (B) the lesser of (x) Available Revolving Commitments of all the Lenders hereunder and (y) the aggregate amount of additional Indebtedness which HCLP would be able to incur under Section 8.1, equals at least $100,000,000.
          5.16   Environmental Matters. Each of the representations and warranties set forth in subsections 5.16(a) through (e) is true and correct with respect to each parcel of real property owned or operated by any of the Credit Parties (the “Properties”), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect:
    (a) Except as set forth on Schedule 5.16, the Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.
    (b) Except as set forth on Schedule 5.16, the Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which would reasonably be expected to interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.
    (c) Except as set forth on Schedule 5.16, none of the Credit Parties has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or environmental permit compliance with regard to the Properties which has not been resolved, nor is HCLP aware that any Governmental Authority is contemplating delivering to any Credit Party any such notice.
    (d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties in concentrations that violate Environmental Laws, nor have any Hazardous Materials been transferred to any other location, in violation of any Environmental Laws from the Properties or as a result of the sale or lease of any equipment or inventory of any Credit Party.
    (e) There are no governmental, administrative actions or judicial proceedings pending or, to HCLP’s knowledge, contemplated under any Environmental Laws to which any Credit Party is or to HCLP’s knowledge will be named as a party with respect to the Properties, nor to HCLP’s knowledge are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.
          5.17   Accuracy and Completeness of Information. The factual statements contained in the Loan Documents and each other agreement, instrument, certificate and document related thereto and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders by any Credit Party from time to time in connection with this Agreement, taken as a whole, and taking into consideration all corrections or substituted documents, do not and will not, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein; provided, that any financial information with respect to Hanover’s or HCLP’s projections furnished to the Administrative Agent and/or the Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by Hanover or Hanover (as the case may be) to be reasonable in all material respects at the time made.
          5.18   Senior Indebtedness. The Obligations of Hanover constitute “Senior Indebtedness” or “Senior Debt” under (i) if applicable, terms of the Hanover Zero Coupon Subordinated Notes, (ii) if applicable, the documentation for the 2001A Equipment Lease Transaction and (iii) if applicable, the documentation for the 2001B Equipment Lease Transaction. The Obligations of HCLP constitute “Senior Indebtedness” or “Guarantor Senior Indebtedness” under (i) if applicable, under the documentation for the 2001A Equipment Lease Transaction and (ii) if applicable, under the documentation for the 2001B Equipment Lease Transaction. The obligations of each Subsidiary under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” under the documentation relating to the 2001A Equipment Lease Transaction (if applicable) and to the 2001B Equipment Lease Transaction (if applicable).
          5.19   Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in Part II.A. of Schedule 4 to the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock, together with stock powers duly executed in blank, are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) to the extent that the aforementioned Lien on the Collateral can be perfected through the filing of UCC financing statements or through the “control” of Pledged Stock and Pledged Notes, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock and Pledged Notes, Liens permitted by Section 8.3).
          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a valid mortgage Lien enforceable against third parties on, and security interest in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except as permitted by such Mortgage). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by Hanover or any of its Subsidiaries (other than Unrestricted Subsidiaries) that has a value, in the reasonable opinion of HCLP, in excess of $1,000,000.
          5.20   Regulation H. Except with respect to the improved real property located at (i) 2019 Highway 135, Kilgore, TX, and (ii) 301 Cummings Avenue, Pocola, OK, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
SECTION 6. CONDITIONS PRECEDENT
          6.1   Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:
    (a) Representations and Warranties. Each of the representations and warranties made by the Credit Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any such representations and warranties specifically refer to another date).
    (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and Letter of Credit issued on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such Loan that the conditions contained in this Section 6.1 have been satisfied.
          6.2   Conditions to Initial Extension of Credit. The Closing Date shall be the date of satisfaction of the following conditions precedent:
    (a) Agreement. The Administrative Agent shall have executed this Agreement and shall have received counterparts hereof executed by Hanover, HCLP and the Lenders. The Administrative Agent shall have received the Guarantee and Collateral Agreement executed by each Credit Party thereto.
    (b) Fees. The Lenders, the Co-Lead Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.
    (c) Termination of Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full.
    (d) Resolutions. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party authorizing the execution of this Agreement and the performance of the Borrowers’ obligations hereunder and any borrowings hereunder from time to time, certified by the Secretary or an Assistant Secretary of each such

Credit Party, as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.
    (e) Incumbency Certificate. The Administrative Agent shall have received, to the extent that it has not previously received, a certificate of the Secretary or Assistant Secretary of each Credit Party, dated the Closing Date, as to the authority, incumbency and signature of each of the officers signing this Agreement, and any other instrument or document delivered by such Credit Party in connection herewith, together with evidence of the incumbency of such Secretary or Assistant Secretary.
    (f) Pledged Stock; Stock Powers; Pledged Notes. Subject to subsection 7.9(b), the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement and identified on Part II.A. of Schedule 4 thereto, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
    (g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.
    (h) Mortgages, etc.
    (i) Subject to subsection 7.9(c), the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.
    (ii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the fair market value of such Mortgaged Property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term reasonably satisfactory to the Administrative Agent and (B) confirmation that the relevant Credit Party has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board.
    (i) Legal Opinions. The Administrative Agent shall have received the legal opinion of Vinson & Elkins LLP, in form and substance reasonably satisfactory to the Administrative Agent (or its counsel).
    (j) Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

    (k) Financial Statements. The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of Hanover for the 2002, 2003 and 2004 fiscal years and (ii) reasonably satisfactory unaudited interim consolidated financial statements of Hanover; provided, that any financial statements that have been publicly filed shall be deemed delivered pursuant to subsection 6.2(k).
    (l) Additional Documents. The Administrative Agent shall have received each additional document, instrument or item of information reasonably requested by it to further effect the purposes of this Agreement, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Credit Party may be a party.
    (m) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request to further effect the purposes of this Agreement.
SECTION 7. AFFIRMATIVE COVENANTS
          Hanover hereby agrees that, so long as the Commitments remain in effect, any Loan or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, Hanover shall and Hanover (except in the case of delivery of financial information, reports, certificates and notices) shall cause each of its Subsidiaries to:
          7.1   Financial Statements. Furnish to each Lender or post on Hanover’s website (with notice of such posting being provided by Hanover to the Administrative Agent):
    (a) as soon as available for distribution to shareholders and creditors generally, but in any event within 90 days (provided that, to the extent an extension is granted by the SEC, up to 15 additional days may be taken) after the end of each fiscal year of Hanover, a copy of the consolidated balance sheet of Hanover and its consolidated Subsidiaries and the related consolidating balance sheet schedule each as at the end of such year and the related consolidated statement of income of Hanover and consolidating schedule of income and consolidated statement of owner’s equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year (provided, that such consolidating statements shall not include statements of owner’s equity or cash flows and will not set forth in comparative form the figures for the previous year but will include a column for the consolidated balance sheet and consolidated statement of income of HCLP and its subsidiaries), the consolidated financial statements of Hanover shall be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Lenders; and
    (b) as soon as available, but in any event not later than 45 days (provided that, to the extent an extension is granted by the SEC, up to 5 additional days may be taken) after the end of each of the first three quarterly periods of each fiscal year of Hanover, the unaudited consolidated balance sheet of Hanover and its consolidated Subsidiaries and the related consolidating balance sheet schedule of Hanover and its Subsidiaries, each as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows of Hanover and its consolidated

Subsidiaries and the related consolidating schedule of income and consolidated cash flows of Hanover and its Subsidiaries, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous year (provided, that such consolidating statements shall not include statements of cash flows and will not set forth in comparative form the figures for the previous year but will include a column for the consolidated balance sheet and consolidated statement of income of HCLP and its subsidiaries), certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated financial statements of Hanover and its consolidated Subsidiaries or the consolidated financial statements of HCLP and its Subsidiaries, as applicable, (subject to normal year-end audit adjustments), and setting forth in the consolidated balance sheet, statement of income or cash flows a comparative of the figures for such periods as shown on the consolidated budgets of Hanover for such year;
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
7.2   Certificates; Other Information. Furnish to each Lender (or, in the case of subsection 7.2(c), post on Hanover’s website, with notice thereof being given by Hanover to the Administrative Agent):
     (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate of a Responsible Officer (i) stating that, to the best of such officer’s knowledge, Hanover during such period has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, such certificate to include the original total dollar amount of any Equipment True Leases (as such term is defined in the definition of “Equipment Lease Participation Agreements”) and (ii) setting forth calculations showing compliance with Sections 8.1, 8.2(f), (g), (m) and (n), 8.3(u), 8.6(g) and (j), 8.7 and 8.10(c), (e), (g), (h), (i) and (n);
     (b) not later than 45 days (provided that, to the extent an extension is granted by the SEC, up to 5 additional days may be taken) following the end of each fiscal year of Hanover, a copy of the projections by Hanover of the operating budget and cash flow budget of Hanover and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of reasonable assumptions and that such officer has no reason to believe they are incorrect or misleading in any material respect;
     (c) (i) within five days after the same are sent, copies of all financial statements and reports which Hanover, if at such time any class of its securities are held by the public, sends to its stockholders generally, or, if otherwise, such financial statements and reports as are made generally available to the public, and (ii) within five days after the same are filed, copies of all financial statements and reports which HCLP may make to, or file with, the SEC or any successor or analogous Governmental Authority;
     (d) within 45 days (provided, that to the extent an extension is granted by the SEC, up to 5 additional days may be taken) after the end of each quarter in each fiscal year of Hanover, a certificate of a Responsible Officer showing both the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter and the resulting Applicable Margin pursuant to the Pricing Grid (an “Applicable Margin Certificate”); and
(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          7.3   Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Hanover or any Subsidiary of Hanover, as the case may be.
          7.4   Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.5   Maintenance of Property; Insurance. (a) Keep and maintain all property material to the conduct of its business in accordance with prudent industry practice in all material respects, ordinary wear and tear excepted.
          (b) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          (c) Make sure all such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.
          7.6   Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Hanover and its Subsidiaries with officers and employees of Hanover and its Subsidiaries and with its independent certified public accountants; provided, however, that no such visit, inspection or examination or discussion shall unreasonably disrupt or interfere with normal operations of Hanover or any of its Subsidiaries and any such representatives of the Administrative Agent and the Lenders shall be accompanied by a Responsible Officer of Hanover. No failure to comply with any request for the exercise of rights hereunder shall be cause for any Event of Default unless such request is submitted in writing to Hanover with reference to this Section 7.6.
          7.7   Notices. Promptly give notice to the Administrative Agent and each Lender of:
(a) the occurrence of any Default or Event of Default of which any Responsible Officer of Hanover or HCLP has actual knowledge;

     (b) any (i) default or event of default by Hanover or any of its Subsidiaries under or with respect to any of their respective Contractual Obligations in any respect which, if not cured, would reasonably be expected to have a Material Adverse Effect, or to Hanover’s knowledge any default or event of default by any third party under or with respect to any Contractual Obligation of said third party with Hanover or any of its Subsidiaries in a respect which, if not cured, would reasonably be expected to have a Material Adverse Effect (ii) litigation, investigation or proceeding of which Hanover has actual knowledge which may exist at any time between Hanover or any Subsidiary of Hanover and any Governmental Authority, which in either case, would reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting Hanover or any Subsidiary of Hanover of which Hanover has actual knowledge in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and which, in each case, if adversely determined would reasonably be expected to have a Material Adverse Effect;
     (d) the following events, as soon as possible and in any event within 30 days after Hanover or any of its Subsidiaries has actual knowledge thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PGBC or a Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, Hanover, HCLP or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, Reorganization or Insolvency of any Plan (other than pursuant to Section 4041(b) of ERISA); and
     (e) a development or event which has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Hanover proposes to take with respect thereto.
7.8   Environmental Laws. Comply in all material respects with, and undertake all reasonable efforts to ensure material compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply in all material respects with and maintain, and undertake all reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, and upon discovery of any material non-compliance, undertake all reasonable efforts to attain full material compliance;
     (a) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except, in each case, to the extent that the failure to so conduct, complete or take such actions, or to comply with such orders and directives, would not in the aggregate reasonably be expected to have a Material Adverse Effect;
     (b) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by Hanover or any Subsidiary of Hanover, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor; and
     (c) Maintain a program to identify and promote substantial compliance with and to minimize prudently any material liabilities or material potential liabilities under any Environmental Law that may affect Hanover or any of its Qualified Subsidiaries.
7.9   Additional Collateral, etc. (a) With respect to any new Subsidiary (other than an Excluded Unqualified Subsidiary or an Unrestricted Subsidiary) created or acquired after the Closing Date by Hanover or any of its Qualified Subsidiaries (which, for the purposes of this subsection 7.9(a), shall include any existing Subsidiary that ceases to be an Excluded Unqualified Subsidiary or is hereafter designated as an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Hanover or any of its Subsidiaries, (ii) if requested by the Administrative Agent or the Required Lenders, deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Hanover or the relevant Subsidiary, and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any new Excluded Unqualified Subsidiary created or acquired after the Closing Date by Hanover or any Subsidiary, promptly, and with respect to any Excluded Unqualified Subsidiary identified as a Post-Closing Pledged Subsidiary in the Guarantee and Collateral Agreement, within forty-five (45) days of the Closing Date (or within an additional time period not to exceed one ninety (90) days from the Closing Date, so long as Hanover and its Subsidiaries are diligently attempting to satisfy their obligations under this subsection 7.9(b)), (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Hanover or any Subsidiary that is not an Excluded Unqualified Subsidiary (provided that in no event shall (a) more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged and (b) the Capital Stock of Subsidiaries not directly owned by Hanover, HCLP or any Qualified Subsidiary be required to be pledged), and (ii) if requested by the Administrative Agent or the Required Lenders, deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Hanover or the relevant Subsidiary, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein.
          In addition, pledge the Capital Stock of any Unqualified Subsidiaries identified on Part II.A of Schedule 4 to the Guarantee and Collateral Agreement that were not previously pledged to secure obligations under the Existing Credit Agreement within forty-five days of the Closing Date in a manner in form and substance reasonably satisfactory to the Administrative Agent.

          (c) With respect to any fee interest in any real property located in the United States having a book value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by Hanover or any Subsidiary (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(o) and (y) real property acquired by any Excluded Unqualified Subsidiary or an Unrestricted Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property and (ii) if requested by the Administrative Agent, provide the Lenders with legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          In addition, grant a mortgage Lien and security interest in any Mortgaged Properties that were not previously mortgaged to secure obligations under the Existing Credit Agreement within forty-five (45) days of the Closing Date in a manner in form and substance reasonably satisfactory to the Administrative Agent.
          7.10   Maintenance of Flood Insurance. With respect to any policy of flood insurance received by the Administrative Agent on the Closing Date pursuant to subsection 6.2(h)(ii) or any policy of flood insurance otherwise required to be obtained hereunder, maintain all such flood insurance policies in existence throughout the term of this Agreement, which flood insurance policies shall meet the terms and conditions set forth in subsection 6.2(h)(ii).
SECTION 8. NEGATIVE COVENANTS
          Hanover hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, Hanover shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          8.1   Financial Condition Covenants: (a) Consolidated Senior Secured Indebtedness to Consolidated Adjusted EBITDA. Permit the ratio of Consolidated Senior Secured Indebtedness of HCLP to Consolidated Adjusted EBITDA of HCLP for the four consecutive fiscal quarters of HCLP most recently ended to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Ratio
December 31, 2005 through September 30, 2007	5.00 to 1.0
December 31, 2007 through September 30, 2008	4.50 to 1.0
December 31, 2008 and thereafter	4.00 to 1.0
          (b) Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth of Hanover to be less than $579,685,224.
          (c) Consolidated Indebtedness to Consolidated EBITDA. Permit the ratio of Consolidated Indebtedness of Hanover to Consolidated EBITDA of Hanover for the four consecutive fiscal quarters of Hanover ending with any fiscal quarter set forth below (the “Consolidated Leverage Ratio”) to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Ratio
December 31, 2005 through September 30, 2007	6.00 to 1.0
December 31, 2007 through September 30, 2008	5.50 to 1.0
December 31, 2008 and thereafter	5.00 to 1.0
(d) Interest Coverage Ratio. Permit the ratio of Consolidated EBITDA of Hanover to Consolidated Interest Expense of Hanover for the period of four consecutive fiscal quarters of Hanover most recently ended to be less than 2.00 to 1.0.
8.2   Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness in respect of the Loans, and other obligations of the Credit Parties under this Agreement and the other Loan Documents;
     (b) Indebtedness of Hanover or HCLP to any of its Subsidiaries and of any such Subsidiary which is a Credit Party to Hanover or any other Subsidiary of Hanover;
     (c) Indebtedness outstanding as of the Closing Date and listed on Schedule 8.2(c) and any Refinancing Indebtedness incurred in respect thereof;
     (d) Indebtedness in respect of Financing Leases; provided that, after giving effect thereto, Section 8.7 is not contravened;
     (e) Indebtedness in respect of Subordinated Debt, the terms and conditions of which have been approved in writing by the Agents and any Refinancing Indebtedness incurred in respect thereof;
     (f) Indebtedness of Unqualified Subsidiaries in an aggregate amount not to exceed $100,000,000 at any time (such Indebtedness, the “Permitted Unqualified Subsidiary Indebtedness”);
     (g) Indebtedness of a Person which becomes a Subsidiary after the date hereof in an aggregate principal amount not exceeding as to Hanover and its Subsidiaries $20,000,000 at any time outstanding, provided that (i) such indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by Hanover or any of its Subsidiaries no Default or Event of Default shall have occurred and be continuing;
     (h) Indebtedness of Hanover in respect of the Hanover 2010 Senior Notes, the Hanover 2014 Senior Notes, the Hanover 2008 Convertible Notes, the Hanover 2014 Convertible Notes, the Hanover Zero Coupon Subordinated Notes and any Refinancing Indebtedness incurred in respect thereof;
     (i) Guarantee Obligations permitted by Section 8.4;
     (j) Indebtedness of Hanover or any of its Subsidiaries incurred as Refinancing Indebtedness of the 2001A Equipment Lease Transaction and/or the 2001B Equipment Lease Transaction; provided, that (a) the equipment trusts party to such Equipment Lease Transactions shall be permitted to substitute equipment subject to the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction from time to time in accordance therewith and (b) the aggregate principal amount of Indebtedness outstanding under the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction, respectively, shall not exceed the aggregate principal amount of Indebtedness outstanding under the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transactions, respectively, as of the Closing Date;
     (k) Investments permitted to be made pursuant to Section 8.10 in the form of Indebtedness;
     (l) to the extent constituting Indebtedness, obligations under Derivatives permitted under Section 8.9;
     (m) Indebtedness secured by Liens permitted by subsection 8.3(r) in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding; and
     (n) unsecured Indebtedness not otherwise permitted hereunder not exceeding $50,000,000 in the aggregate at any time outstanding.
8.3   Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes, assessments, governmental charges or levies (but excluding judgment Liens) not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Hanover or any Subsidiary of Hanover, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) immaterial irregularities in title, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Hanover or any of its Subsidiaries;
     (f) leases or subleases granted to third Persons not interfering in any material respect with the business of Hanover or any of its Subsidiaries;
     (g) Liens arising from UCC financing statements regarding leases permitted by this Agreement or the Equipment Leases;
     (h) any interest or title of a lessor or sublessor under any lease permitted by this Agreement or the Equipment Leases;

     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;
     (j) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Hanover or any of its Subsidiaries in the ordinary course of business;
     (k) Liens created pursuant to Financing Leases permitted pursuant to subsection 8.2(d);
     (l) Liens in existence on the Closing Date listed on Schedule 8.3(l), securing Indebtedness permitted by subsection 8.2(c) including any Refinancing Indebtedness incurred in respect thereof;
     (m) Liens on (i) natural gas compressors and related equipment, and usual accessories and improvements and proceeds thereof, and (ii) oil and gas production equipment, in each case, the acquisition of which were financed with the proceeds of the Indebtedness permitted by subsection 8.2(d) and which secures only such Indebtedness, provided that any such Lien is placed upon such natural gas compressor or related equipment or such oil and gas production equipment at the time of the acquisition of such natural gas compressors or related equipment or such oil and gas production equipment by Hanover or any of its Subsidiaries and the Lien extends to no other property, and provided, further, that no such Lien is spread to cover any additional property after the date such Lien attaches and that the amount of Indebtedness secured thereby is not increased;
     (n) Liens on the assets of Unqualified Subsidiaries of Hanover securing Permitted Unqualified Subsidiary Indebtedness;
     (o) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 8.2(g), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such Person after the time such Person becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;
     (p) Liens that arise in connection with the Equipment Lease Transactions and Refinancing Indebtedness in respect thereof;
     (q) Liens created pursuant to the Security Documents (including Liens securing Derivatives Agreements which are permitted under Section 8.9);
     (r) Liens securing Indebtedness of HCLP or any other Subsidiary incurred pursuant to Section 8.2(m) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
     (s) judgment Liens against Hanover or any of its Subsidiaries which do not result in a Default under clause (i) of Section 9; and

     (t) Liens not otherwise permitted hereunder securing Indebtedness not exceeding $2,500,000 in the aggregate.
8.4   Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:
     (a) the Equipment Lease Guarantees (and any Refinancing Indebtedness incurred in respect thereof) or any Guarantee Obligation in respect of any Equipment Lease Refinancing (and any Refinancing Indebtedness incurred in respect thereof), the joint and several obligations of each Borrower for the repayment of Indebtedness incurred hereunder of the other Borrower and the guarantees made by the Credit Parties pursuant to the Guarantee and Collateral Agreement;
     (b) up to $5,000,000 in the aggregate of Guarantee Obligations of HCLP or any of its Subsidiaries in connection with Indebtedness incurred by customers of HCLP or any of its Subsidiaries; provided, that the proceeds of any such Indebtedness shall be used by such customers to purchase natural gas compressors or oil and gas production equipment from HCLP or any of its Subsidiaries;
     (c) Guarantee Obligations (in respect of obligations not constituting Indebtedness) arising under agreements entered into by HCLP or any of its Subsidiaries in the ordinary course of business;
     (d) Guarantee Obligations in respect of Indebtedness permitted under this Agreement (other than Permitted Unqualified Subsidiary Indebtedness); provided, that the Hanover Senior Notes Guarantees made by HCLP and any Subsidiary Guarantors shall remain subordinated to the Obligations until such time as the Hanover 2010 Senior Notes Indenture and the Hanover 2014 Senior Notes Indenture are amended to remove the subordination provisions set forth therein in accordance with Section 8.11;
     (e) unsecured Guarantee Obligations by Hanover or any of its Qualified Subsidiaries of Permitted Unqualified Subsidiary Indebtedness;
     (f) (i) subordinated Guarantee Obligations by Hanover and its Subsidiaries of the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction; provided, that (A) the equipment trusts party to such Equipment Lease Transactions shall be permitted to substitute equipment subject to the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction from time to time in accordance therewith and (B) the aggregate principal amount of Indebtedness outstanding under the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction, respectively, shall not exceed the aggregate principal amount of Indebtedness outstanding under the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transactions, respectively, as of the Closing Date; and (ii) Guarantee Obligations by Hanover and its Subsidiaries of Refinancing Indebtedness of the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction; and
     (g) the Subordinated Guarantee Obligations of Hanover arising under the TIDES Guarantees, and any Refinancing Indebtedness incurred in respect thereof.
Notwithstanding the foregoing, Subsidiaries of Hanover may not provide Guarantee Obligations in respect of the Hanover 2014 Convertible Notes (or any Refinancing Indebtedness in respect thereof), the Hanover Zero Coupon Subordinated Notes or other indebtedness issued by Hanover (other than (a) the Hanover 2010 Senior Notes, (b) the Hanover 2014 Senior Notes, (c) any Refinancing

Indebtedness of the 2001A Equipment Lease Transaction and/or the 2001B Equipment Lease Transaction in which Hanover becomes the obligor, (d) any Refinancing Indebtedness of the Hanover Zero Coupon Subordinated Notes and (e) any Refinancing Indebtedness incurred in respect of clauses (a) through (b)).
8.5   Limitations on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:
     (a) any Subsidiary may be merged or consolidated with or into any Qualified Subsidiary; provided, that a Qualified Subsidiary shall be the continuing or surviving corporation;
     (b) Hanover or any Qualified Subsidiary may be merged or consolidated with any other Person organized under a jurisdiction of the United States with assets held primarily in the United States; provided, that (i) Hanover or such Qualified Subsidiary shall be the continuing or surviving corporation, the Administrative Agent is provided with written notice, and after giving effect thereto no Default or Event of Default would exist and (ii) in any merger or consolidation involving Hanover, Hanover must be the surviving corporation;
     (c) any Qualified Subsidiary may sell, lease, assign, transfer or otherwise dispose of any or all of its assets to Hanover or any Qualified Subsidiary;
     (d) any Unqualified Subsidiary may be merged or consolidated with or into any other Person and/or may sell, lease, assign, transfer or otherwise dispose of any of its assets (upon voluntary liquidation or otherwise) to any other Person; provided that, if merged or consolidated with or into a Qualified Subsidiary, the Qualified Subsidiary will remain as a ‘Qualified Subsidiary’ after the merger;
     (e) pursuant to the Equipment Lease Transactions;
     (f) the TIDES Trust may wind up or dissolve itself (or suffer a liquidation or dissolution), or convey, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, as contemplated by the TIDES Declaration of Trust;
     (g) any Qualified or Unqualified Subsidiary that sells, leases, assigns, transfers or otherwise disposes of substantially all of its assets in accordance with the provisions of subsection 8.5(c) or (d) may then dissolve, liquidate or be wound up;
     (h) any Investment expressly permitted by Section 8.10 may be structured as a merger, consolidation or amalgamation; and
     (i) any merger, consolidation, amalgamation, liquidation, winding up, dissolution, conveyance, sale, lease, assignment, transfer, disposition or material change that is undertaken in a series of steps and that, after giving effect to all such steps, would be permitted under one or more of subsection 8.5(a) through (h) above.
8.6   Limitation on Sale or Lease of Assets. Dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

     (a) sales, transfers or other Dispositions of personal property in the ordinary course of business when, in the reasonable judgment of Hanover, such property is no longer used or useful in the conduct of its business or the business of its Subsidiaries, provided that the aggregate value of obsolete or worn out natural gas compressors and oil and gas production equipment disposed of in the ordinary course of business does not exceed $40,000,000 during any fiscal year of Hanover;
     (b) the sale of inventory and other similar assets in the ordinary course of business, provided that if such inventory is comprised of natural gas compressors or oil and gas production equipment, such natural gas compressors or oil and gas production equipment were never part of the natural gas compressors or oil and gas production equipment leased or held for lease by HCLP or any of its Subsidiaries;
     (c) the lease or sublease by HCLP or any of its Subsidiaries as lessor of equipment in the ordinary course of business;
     (d) the sale or discount without recourse of defaulted accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and of Investments held under subsection 8.10(m);
     (e) as permitted by Section 8.5 and Section 8.10;
     (f) the sale of natural gas compressors and oil and gas production equipment owned by HCLP or any other Qualified Subsidiaries, other than Disposals covered by subsections 8.6(a), (b) and (i), provided that on the date of any proposed Disposition under this subsection 8.6(f), the fair market value of natural gas compressors and oil and gas production equipment sold (determined for each piece of equipment as of the date of such equipment was disposed) during the term of this Agreement does not exceed ten percent (10%) of the aggregate fair market value of all natural gas compressors and oil and gas production equipment owned by HCLP and the other Qualified Subsidiaries (determined as of the date of such proposed Disposition); provided, further, that if the proceeds are reinvested in natural gas compressors or oil and gas production equipment to be owned by HCLP or any other Qualified Subsidiary within twelve (12) months after the sale of the assets which produced such proceeds, such proceeds shall not be included for purposes of this subsection 8.6(f);
     (g) the sale or exchange of natural gas compressors to the Lessor in connection with the Equipment Lease Transactions; and provided (i) that each such sale or exchange is for fair market value and (ii) the aggregate fair market value of natural gas compressors so sold or exchanged after the Closing Date does not exceed $65,000,000 per fiscal year;
     (h) the lease of assets as listed on Schedule 8.6(h);
     (i) asset sales made on or after the Closing Date consisting of sales of assets described on Schedule 8.6(i) hereto for fair market value;
     (j) the sale of natural gas compressors and oil and gas production equipment owned by Unqualified Subsidiaries, other than Disposals covered by subsections 8.6(a), (b) and (i), provided that on the date of any proposed Disposition under this subsection 8.6(j), the fair market value of natural gas compressors and oil and gas production equipment sold (determined for each piece of equipment as of the date of such equipment was disposed) during the term of this Agreement does not exceed ten percent (10%) of the aggregate fair market value of all natural gas compressors and oil and gas production equipment owned by the Unqualified Subsidiaries; provided, further, that if the proceeds are reinvested in natural gas compressors or oil and gas production equipment to be owned by HCLP or its Subsidiaries within twelve (12) months after the sale of the assets which produced such proceeds, such proceeds shall not be included for purposes of this subsection 8.6(j)
          (k) the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of Hanover.
          8.7 Limitation on Leases. Permit Consolidated Lease Expense for any fiscal year of Hanover to exceed $30,000,000, except to the extent any such excess results from expenses relating to any Equipment True Leases.
          8.8 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of such Person or in options, warrants or rights to purchase such common stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of such Person or any warrants or options to purchase any such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Hanover or any Subsidiary of Hanover (collectively, “Restricted Payments”), except that if no Default or Event of Default exists or would result from making such Restricted Payment under Section 8.1, then: (i) Hanover may repurchase or redeem shares of Hanover common stock from its employees and former employees so long as the aggregate amount of all such repurchases since the Closing Date does not exceed $7,500,000, and (ii) any Subsidiary may make Restricted Payments to Hanover, HCLP or to any Subsidiary of HCLP.
          8.9 Limitation on Derivatives. Enter into or assume any obligations with respect to any Derivatives except for Derivatives used by Hanover or any of its Subsidiaries in the ordinary course of business and for non-speculative purposes in managing the interest rate risk exposure, or reducing interest expense, commodity risk exposure or foreign currency risk exposure of Hanover and its Subsidiaries; provided, that (i) the aggregate amounts of the Derivatives in respect of interest rates permitted by this Section 8.9 shall not exceed 60% of the aggregate principal amount of Indebtedness of Hanover and its Subsidiaries outstanding at the time such Derivative is entered, (ii) no foreign currency Derivatives shall have a term of more than two years and (iii) no commodity risk Derivative shall be entered into with respect to hydrocarbons. For the purposes of this Section 8.9, with respect to Derivatives for managing interest rate risk or reducing interest expense, the “amount” thereof shall be the aggregate notional amounts.
          8.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, sell or contribute personal property or other assets to, or make any other investment in (all of the foregoing being herein collectively referred to as “Investments”), any Person, except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) Investments in Cash Equivalents;
          (c) loans and advances to employees of such Person or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for Hanover and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

     (d) Investments by Hanover in its Subsidiaries which are or become Credit Parties and investments by such Subsidiaries which are or become Credit Parties in other Subsidiaries of Hanover which are or become Credit Parties;
     (e) Net Unqualified Subsidiary Investments, provided that (i) at the time of each such Net Unqualified Subsidiary Investment, no Default or Event of Default shall have occurred and be continuing or result from such Net Unqualified Subsidiary Investment, (ii) all transactions related to such Net Unqualified Subsidiary Investment shall be consummated in accordance with applicable law, (iii) with respect to any acquired or newly formed Unqualified Subsidiary relating to such Net Unqualified Subsidiary Investment, such acquired or newly formed Unqualified Subsidiary shall take all actions required to be taken, if any, with respect to such acquired or newly formed Unqualified Subsidiary under the Loan Documents, (iv) Hanover and HCLP shall be in compliance, on a pro forma basis after giving effect to such Net Unqualified Subsidiary Investment, with the Section 8.1 computed as at the last day of the fiscal quarter most recently ended prior to the date of such Investment, (v) after giving effect to the consummation of the transactions contemplated by such Net Unqualified Subsidiary Investment, the Loans to be made and the Letters of Credit to be issued hereunder, the sum of (A) the cash and Cash Equivalents (to the extent such cash and Cash Equivalents are free of any Liens other than customary banker’s liens and the Liens created by the Security Documents) then held by Hanover and its Qualified Subsidiaries in an aggregate amount not to exceed $10,000,000 and (B) the lesser of (x) Available Revolving Commitments of all the Lenders hereunder and (y) the aggregate amount of Indebtedness which the relevant Borrower would be able to incur under Section 8.1 on a pro forma basis, equals at least $60,000,000, and (vi) Hanover shall have delivered to the Administrative Agent a certificate or a Responsible Officer certifying as the to the matters set forth in clauses (i) through (v);
     (f) Investments by Unqualified Subsidiaries of Hanover in other Unqualified Subsidiaries of Hanover (whether existing, newly formed or acquired) or in Qualified Subsidiaries (whether existing, newly formed or acquired) of Hanover provided that (i) at the time of each such Investment, no Default or Event of Default shall have occurred and be continuing or result from such Investment, (ii) all transactions related to such Investment shall be consummated in accordance with applicable law, (iii) any such acquired or newly formed Subsidiary shall take all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under the Loan Documents, (iv) Hanover and HCLP shall be in compliance, on a pro forma basis after giving effect to such Investment, with Section 8.1 computed as at the last day of the fiscal quarter most recently ended prior to the date of such Investment and (v) Hanover shall have delivered to the Administrative Agent a certificate or a Responsible Officer certifying as the to the matters set forth in clauses (i) through (iv);
     (g) Investments constituting Permitted Business Acquisitions so long as, (a) after giving effect to the consummation of the transactions contemplated by each Permitted Business Acquisition, the Loans to be made and the Letters of Credit to be issued hereunder, the sum of (A) the cash and Cash Equivalents (to the extent such cash and Cash Equivalents are free of any Liens other than customary banker’s liens and the Liens created by the Security Documents) then held by Hanover and its Qualified Subsidiaries in an aggregate amount not to exceed $10,000,000 and (B) the lesser of (x) Available Revolving Commitments of all the Lenders hereunder and (y) the aggregate amount of Indebtedness which the relevant Borrower would be able to incur under Section 8.1 on a pro forma basis, equals at least $60,000,000, and (b) the aggregate amount of Investments (x) constituting Permitted Business Acquisitions and (y) made pursuant to Section 8.10(h) for any fiscal year shall not exceed $100,000,000 in the aggregate;

     (h) Investments or acquisitions by Hanover or its Subsidiaries in (i) up to 50% of the shares of Capital Stock in, a Person (other than a Subsidiary), or (ii) loans or advances to a Person (other than a Subsidiary), provided that (a) after giving effect to the consummation of the transactions contemplated by each such Investment or acquisition, the Loans to be made and the Letters of Credit to be issued hereunder, the sum of (A) the cash and Cash Equivalents (to the extent such cash and Cash Equivalents are free of any Liens other than customary banker’s liens and the Liens created by the Security Documents) then held by Hanover and its Qualified Subsidiaries in an aggregate amount not to exceed $10,000,000 and (B) the lesser of (x) Available Revolving Commitments of all the Lenders hereunder and (y) the aggregate amount of Indebtedness which the relevant Borrower would be able to incur under Section 8.1 on a pro forma basis, equals at least $60,000,000, and (b) the aggregate amount of Investments (A) constituting Permitted Business Acquisitions and (B) made pursuant to this subsection 8.10(h) for any fiscal year shall not exceed $100,000,000 in the aggregate;
     (i) Loans to employees, officers and directors of Hanover and its Subsidiaries to acquire shares of capital stock of Hanover not to exceed $8,000,000;
     (j) the purchase by the TIDES Trust of the TIDES Debentures, as contemplated under the TIDES Declaration of Trust;
     (k) Investments in Unqualified Subsidiaries listed in Schedule 8.10A; and
     (l) Investments in securities of foreign governments rated less than A by S&P and Moody’s in an aggregate principal amount not to exceed $3,000,000 at any time;
     (m) Investments in securities of Persons received in settlement of claims or insolvency proceedings; and
     (n) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $10,000,000 at any one time.
8.11 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Other than (i) as permitted by Section 5.15, (ii) with the net cash proceeds of the sale of any Capital Stock of Hanover, (iii) with the net cash proceeds of any asset sale permitted pursuant to Section 8.6(i) and (iv) in connection with the incurrence of any Refinancing Indebtedness which is otherwise permitted hereunder, prepay any interest or make any optional payment or optional prepayment on or optional redemption, optional purchase or optional defeasance of any portion of (A) the Hanover Zero Coupon Subordinated Notes or any Refinancing Indebtedness incurred in respect thereof (other than an Offset Prepayment, as such term is defined in the Indenture related to the Hanover Zero Coupon Subordinated Notes), (B) the Hanover 2008 Convertible Notes or any Refinancing Indebtedness incurred in respect thereof, (C) the Hanover 2014 Convertible Notes or any Refinancing Indebtedness incurred in respect thereof, (D) the Hanover 2010 Senior Notes or any Refinancing Indebtedness incurred in respect thereof, (E) the Hanover 2014 Senior Notes or any Refinancing Indebtedness incurred in respect thereof, (F) the 2001A Equipment Lease Securities or any Refinancing Indebtedness incurred in respect thereof, (G) the 2001B Equipment Lease Securities or any Refinancing Indebtedness incurred in respect thereof, (H) lease and guarantee payments in respect of the 2001A Equipment Lease Transaction or any Refinancing Indebtedness incurred in respect thereof, (I) lease and guarantee payments in respect of the 2001B Equipment Lease Transaction or any Refinancing Indebtedness incurred in respect thereof or (J) any other Subordinated Debt.

          (b) So long as no Default or Event of Default shall have occurred and be continuing, with respect to any Indebtedness not described in clause (a) above, make any optional payment or optional prepayment on (or optional redemption, optional purchase or optional defeasance of) any portion of any Indebtedness or Guarantee Obligation thereof in an aggregate amount in excess of $15,000,000 per calendar year; provided, that this subsection 8.11(b) shall not prohibit any optional payment or optional prepayment on (or optional redemption, optional purchase or optional defeasance of) any portion of any Indebtedness or Guarantee Obligation thereof to the extent that such Indebtedness has a Stated Maturity on or prior to the date which is the one-year anniversary of the date on which such optional prepayment, optional redemption, optional purchase or optional defeasance is made.
          (c) Amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Indebtedness or any Guarantee Obligations in respect thereof other than in connection with any Refinancing Indebtedness that is permitted to be incurred (or exists) pursuant to the provisions of Section 8.2 if the effect of such amendment, modification or change is to (i) shorten the Stated Maturity or Average Life of such Indebtedness, (ii) increase the stated rate of interest or principal amount of such Indebtedness, (iii) with respect to any Indebtedness subject to subsection 8.11(a), add covenants or other restrictions which impose terms on Hanover and its Subsidiaries which are materially more onerous on Hanover or any of its Subsidiaries than the covenants and/or restrictions in place prior to such amendment or modification (unless this Agreement is amended to add substantially similar covenants), (iv) cause any Subsidiary to incur a Guarantee Obligation in respect thereof which is not permitted by Section 8.4 or remove or modify the terms of subordination associated with such Indebtedness, if any exist or (v) provide for additional collateral in any material respect; provided, that for the avoidance of doubt, (x) clause (iv) above shall not prohibit any amendment to remove the subordination provisions set forth in the Hanover Senior Notes Guarantees, (y) any agreement evidencing Indebtedness described in subsection 8.11(a) may be amended to delete provisions in connection with an “exit consent” associated with a tender offer for such Indebtedness and (z) this subsection 8.11(c) shall not prohibit any Refinancing Indebtedness otherwise permitted hereunder.
          8.12 Transactions with Affiliates. Except for the transactions of a type set forth on Schedule 8.12, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is not otherwise prohibited under this Agreement, is in the ordinary course of Hanover’s or such Subsidiary’s business and is upon fair and reasonable terms no less favorable to Hanover or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
          8.13 Sale and Leaseback. Except for the transactions of a type set forth on Schedule 8.13, enter into any arrangement with any Person where Hanover or any of its Subsidiaries is the lessee of real or personal property which has been or is to be sold or transferred by Hanover or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Hanover or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), except that (i) Hanover and its Subsidiaries may enter into Financing Leases as lessee for natural gas compressors and oil and gas production equipment if after giving effect thereto Section 8.2 is not contravened and (ii) Hanover may enter into Sale and Leaseback Transactions as lessee for natural gas compressors in connection with the Equipment Lease Transactions.
          8.14 Fiscal Year. Permit the fiscal year of Hanover to end on a day other than December 31.
          8.15 Nature of Business. (A) In the case of any Subsidiary (other than an Unrestricted Subsidiary), engage in any business other than (a) the leasing, maintenance, purchase, sale and operation of natural gas compressor units and oil and gas production equipment, (b) the design, engineering and fabrication of natural gas compressor units, (c) the design, engineering and fabrication of oil and gas production equipment, desalinization plants and other related equipment, (d) the provision of contract compression and related services, (e) the provision of gas measurement and related services, (f) the design, engineering, fabrication, maintenance, leasing, purchase and sale of 0- to 50-megawatt skid-mounted, engine-driven generators, together with services related thereto and (g) any activities related thereto which are consistent with past practice and conducted in the ordinary course of business; and (B) in the case of Hanover, notwithstanding anything to the contrary contained herein, engage in any business other than (i) the direct or indirect ownership of HCLP together with any activities related thereto, (ii) the performance of its obligations under the Loan Documents, (iii) the performance of its obligations under the Hanover 2008 Convertible Notes, the Hanover 2014 Convertible Notes, the Hanover 2010 Senior Notes, the Hanover 2014 Senior Notes or the Hanover Zero Coupon Subordinated Notes and, in each case, any Refinancing Indebtedness incurred in respect thereof (or any Refinancing Indebtedness in respect of the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction in which Hanover becomes the obligor), (iv) the performance of its obligations in connection with the TIDES, including, without limitation, its obligations under the TIDES Indenture, the TIDES Guarantees and the TIDES Declaration of Trust, (v) the formation and ownership of Subsidiaries for the purpose of making acquisitions to the extent permitted under the Loan Documents, (vi) any actions required by law or the rules of any securities exchange on which its securities are listed and/or traded, and (vii) any other actions that Hanover is expressly permitted to take pursuant to the provisions of the Loan Documents.
          8.16 Unqualified Subsidiaries. Permit any Unqualified Subsidiary to directly or indirectly own any material tangible assets (other than cash or Cash Equivalents located in bank or securities accounts) which are located in the United States of America or any territory thereof.
          8.17 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Hanover or any Subsidiary of Hanover to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the Equipment Lease Transactions and any Refinancing Indebtedness thereof (provided, that any limitation on Liens set forth in any Refinancing Indebtedness of the Equipment Lease Transactions shall be not be materially more onerous on Hanover and its Subsidiaries than the limitation which exists in the Equipment Lease Transactions on the date hereof), (c) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) agreements entered into by Subsidiaries not directly owned by Hanover, HCLP or any Qualified Subsidiary, (e) agreements entered into by Unqualified Subsidiaries with respect to Permitted Unqualified Subsidiary Indebtedness and (f) with respect to property or revenues that do not constitute Collateral (as such term is defined in the Guarantee and Collateral Agreement), negative pledges covering property or revenues with a de minimis value; provided, that, notwithstanding Section 9, any negative pledge clauses covering properties or revenues that do not constitute Collateral may be cured within ninety (90) days.
          8.18 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Hanover to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Hanover or any other Subsidiary of Hanover, (b) make loans or advances to, or other Investments in, Hanover or any other Subsidiary of Hanover or (c) transfer any of its assets to Hanover or any other Subsidiary of Hanover, except for (i) such encumbrances or restrictions existing under or by reason of (x) any restrictions existing under the Loan Documents and the Equipment Lease Transactions (and any Refinancing Indebtedness of the Equipment Lease Transactions; provided, that any such restrictions set forth in any Refinancing Indebtedness of the Equipment Lease Transactions shall be not be materially more onerous on Hanover and its Subsidiaries than the limitation which exists in the Equipment Lease Transactions on the date hereof) and (y) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (ii) encumbrances or restrictions which do not adversely affect the ability of Hanover and its Subsidiaries to repay the Loans hereunder, (iii) agreements entered into by Subsidiaries not directly owned by Hanover, HCLP or any Qualified Subsidiary, (iv) agreements entered into by Unqualified Subsidiaries with respect to Permitted Unqualified Subsidiary Indebtedness and (v) provisions in indentures governing Indebtedness permitted hereunder comparable in all material respects to Section 703 of each of the Hanover 2010 Senior Notes Indenture and the Hanover 2010 Senior Notes Indenture.
SECTION 9. EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
     (a) Either Borrower shall fail to pay any principal of any Note or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or either Borrower shall fail to pay any interest payable hereunder, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
     (b) Any representation or warranty made or deemed made by any Credit Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (c) Hanover or HCLP shall default in the observance or performance of any agreement contained in Section 8 of this Agreement; or
     (d) Hanover or HCLP shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9) and such default shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of either Hanover or HCLP obtains actual knowledge thereof, or (ii) written notice thereof shall have been given to Hanover or HCLP by any Lender, any Issuing Bank or the Administrative Agent; or
     (e) Any of the Security Documents shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent or any collateral agent therefor) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Credit Party or any Lien created by any of the Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
     (f) Hanover or any of its Subsidiaries (other than Unrestricted Subsidiaries) shall (i) default in any payment of principal of or interest of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) or in the payment of any Guarantee Obligation, in excess of $25,000,000 in the aggregate, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation in excess of $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or
     (g) (i) Hanover or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any of Hanover or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of Hanover or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any of Hanover or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of Hanover or any Material Subsidiary shall take any action for the purpose of effecting its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any of Hanover or any Material Subsidiary shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or
     (h) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien shall arise on the assets of HCLP or any Commonly Controlled Entity in favor of PBGC or a Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) HCLP or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (i) One or more judgments or decrees shall be entered against Hanover or any its Subsidiaries (other than Unrestricted Subsidiaries) involving in the aggregate a liability (not paid or fully covered by insurance) of $25,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (j) If at any time, Hanover or any of its Subsidiaries (other than Unrestricted Subsidiaries) shall become liable for remediation and/or environmental compliance expenses and/or fines, penalties or other charges which, in the aggregate, are in excess of $25,000,000; or
     (k) (i) A “change of control” (however denominated) with respect to Hanover or HCLP shall have occurred under, or for purposes of, the 2001A Equipment Lease Securities, the 2001B Equipment Lease Securities, the Hanover 2008 Convertible Notes, the Hanover 2014 Convertible Notes, the Hanover Zero Coupon Subordinated Notes, the Hanover 2008 Senior Notes, the Hanover 2014 Senior Notes or any Refinancing Indebtedness of any such Indebtedness; (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Hanover; or (iii) Hanover shall cease to own and control, beneficially, 100% of each class of outstanding Capital Stock of HCLP free and clear of all Liens (except Liens created by the Security Documents); or
     (l) the obligations of Hanover and its Subsidiaries, if any, under the Hanover Senior Notes Guarantees, the Hanover Zero Coupon Subordinated Notes, the lease related to the 2001A Equipment Lease Transaction, the lease related to the 2001B Equipment Lease Transaction or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the applicable documentation, or any Credit Party, Affiliate of a Credit Party, trustee or holders (representing at least 30% of any series of such subordinated obligations) shall so assert in writing); provided, that, for the avoidance of doubt, there shall be no Event of Default hereunder in the event that the subordination provisions set forth in any such Indebtedness are removed (i) in accordance with the incurrence of Refinancing Indebtedness permitted hereunder with respect to any such Indebtedness or (ii) pursuant to subsection 8.11(b); or
     (m) the 2001A Equipment Lease Transaction shall remain outstanding on or after June 30, 2008;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to HCLP or Hanover, the Revolving Commitments shall immediately terminate automatically and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrowers declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding sentence, HCLP shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. HCLP hereby grants to the Administrative Agent, for the benefit of the relevant Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of HCLP under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent first to the payment of drafts drawn under such Letters of Credit. HCLP shall execute and deliver to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
SECTION 10. THE ADMINISTRATIVE AGENT
          10.1 Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes JPMorgan Chase Bank, N.A., as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party.
          10.4 Reliance by Administrative Agent . The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          10.5   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          10.6   Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          10.7   Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers or the other Credit Parties and without limiting the obligation of the Borrowers and each other Credit Party to do so), ratably according to their Aggregate Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time

(including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          10.8   Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, hold equity securities of, and generally engage in any kind of business with any Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          10.9   Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the approval of the Borrowers. Upon receipt of such approval from the Borrowers, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 11. MISCELLANEOUS
          11.1   Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the written consent of the Required Lenders, the Administrative Agent, the Borrowers and any other Credit Party thereto, may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Credit Parties party thereto hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the maturity of any Loan or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Lender hereunder, or change the amount of any Lender’s Commitments, in each case without the consent of the Lender affected thereby, or (b) amend, modify or waive any provision of this Section or reduce the percentage specified in the definitions of “Required Lenders” or “Majority Facility Lenders”, or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under either the Guarantee and Collateral Agreement, in each case without the written consent of all the Lenders (except as contemplated by this Agreement), or (c) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon each of the Credit Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, each Borrower and the Lenders providing the relevant Replacement Incremental Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Incremental Term Loans (“Refinanced Incremental Term Loans”) with a replacement term loan tranche hereunder (“Replacement Incremental Term Loans”), provided that (a) the aggregate principal amount of such Replacement Incremental Term Loans shall not exceed the aggregate principal amount of such Refinanced Incremental Term Loans, (b) the Applicable Margin for such Replacement Incremental Term Loans shall not be higher than the Applicable Margin for such Refinanced Incremental Term Loans and (c) the weighted average life to maturity of such Replacement Incremental Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Incremental Term Loans at the time of such refinancing.
          11.2   Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or overnight courier service, when received, addressed as follows in the case of the Borrowers, each Issuing Lender and the Administrative Agent, and as set forth in Schedule 1.1A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

Hanover and HCLP:	Hanover Compressor Company
12001 North Houston-Rosslyn
Houston, Texas 77086
Attention: Chief Financial Officer
Telecopy: (713) 447-8781

The Administrative Agent:

Domestic Funding Office:	JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: Janene English
Telephone: (713) 750-2501
Telecopy: (713) 427-6307

with a copy to:	JPMorgan Chase Bank, N.A.
600 Travis St., 20th Floor

Houston, TX 77002
Attention: June Brand
Telephone: (713) 216-4327
Telecopy: (713) 216-4117

London Funding Office:	J. P. Morgan Europe Limited
Loan & Agency Services, 9th Floor
125 London Wall
London EC2Y 5AJ
United Kingdom
Attention: The Manager, Loan & Agency Services
Telephone: 44-207-777-2355
Telecopy: 44-207-777-2360/2085

Issuing Lender (JPMorgan):	JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: Rosalyn Jackson
Telephone: (713) 750-2424
Telecopy: (713) 427-6307

with a copy to:	JPMorgan Chase Bank, N.A.
10420 Highland Manor Drive, Floor 4
Tampa, FL 33610
Attention: James Alonzo
Telephone: 813-432-6339
Telecopy: 813-432-5161

Issuing Lender (RBS):	The Royal Bank of Scotland plc
101 Park Avenue
New York, NY 10178
Attention: Celeste Lindsey
Telephone: 212-401-3411
Telecopy: 212-401-1494
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          11.3   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4   Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5   Payment of Expenses and Taxes. Each Borrower agrees (a) to pay or reimburse the Agents and the Co-Lead Arrangers for all of their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Agent and each Co-Lead and their respective directors, officers, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents or the use or the proposed use of proceeds thereof (all the foregoing, collectively, the “indemnified liabilities”); provided, that no Borrower shall have any obligation hereunder to any Agent, any Co-Lead Arranger or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of any such Agent, any such Co-Lead Arranger or any such Lender, (ii) legal proceedings commenced against any such Agent, any such Co-Lead Arranger or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced against any such Agent, any such Co-Lead Arranger or any such Lender by any other Lender or by any Transferee (as defined in Section 11.6). The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder and under the other Loan Documents.
          11.6   Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in subsection 11.6(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

     (A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and
     (B) the Administrative Agent and, with respect to any assignment of Revolving Commitments, each Issuing Lender, provided that no consent of the Administrative Agent or any Issuing Lender shall be required for an assignment of any Commitment or of any Loan to an assignee that is a Lender with a Commitment or outstanding Loan immediately prior to giving effect to such assignment or any assignment of an Incremental Term Loan.
(ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (a) with respect to any assignment of Revolving Commitments, $5,000,000 and (b) with respect to any assignment of Incremental Term Loans, $1,000,000, unless the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) with respect to any assignment of Revolving Commitments, (i) the applicable Assignment and Assumption shall specify the aggregate amount of US Revolving Commitments and Euro Revolving Commitments being assigned (provided, that any Revolving Lender with both US Revolving Commitments and Euro Revolving Commitments may only assign its US Revolving Commitments and Euro Revolving Commitments on a pro rata basis) and (ii) each Assignee agrees that, following any Reallocation Option, it shall maintain Euro Revolving Commitments hereunder consistent with the percentage of the assigning Revolving Lender set forth in Schedule 3.17;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
     For the purposes of this Section 11.6, the terms “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to subsection 11.6(b)(iv), from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.13, 3.14, 3.15 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 11.6(c).
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, each Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection 11.6(b) and any written consent to such assignment required by subsection 11.6(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection 11.6(b).
          (c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to subsection 11.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.11, 3.12 and 3.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 3.11, 3.12 or 3.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.12 unless such Participant complies with Section 3.12(d).

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in subsection 11.6(d).
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
11.7   Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Reimbursement Obligations, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
          (b) Upon the occurrence and during the continuance of any Event of Default, each Borrower hereby irrevocably authorizes each Lender at any time and from time to time without notice to such Borrower, any such notice being expressly waived by such Borrower, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Borrower, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Borrower to such Lender hereunder and claims of every nature and description of such Lender against such Borrower, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any Letter of Credit or any Loan Document, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Borrower promptly of any such set-off and the application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.
          11.8   Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with HCLP and the Administrative Agent.
          11.9   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10   Integration. This Agreement represents the agreement of Hanover, HCLP, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents and the fee letter referred to in Section 3.2.
          11.11   GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
11.12   Submission To Jurisdiction; Waivers. Each of Hanover and HCLP hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Agreement any special, exemplary, punitive or consequential damages.
11.13   Acknowledgments. Each of Hanover and HCLP hereby acknowledge that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b) neither the Administrative Agent nor any Lender has any fiduciary relationship to any Credit Party, and the relationship between Administrative Agent and Lenders, on one hand, and Hanover and HCLP, on the other hand, is solely that of debtor and creditor; and
(c) no joint venture exists among the Lenders or among any Credit Party and the Lenders.
          11.14   WAIVERS OF JURY TRIAL. EACH OF HANOVER, HCLP, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.15   Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.
          (b) The obligation of each Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, such Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to such Borrower such excess.
          11.16   Usury. It is expressly stipulated and agreed to be the intent of Hanover, HCLP, the Administrative Agent and the Lenders at all times to comply with the applicable law governing the maximum rate or amount of interest payable on or in connection with the Loans. If the applicable law is ever judicially interpreted so as to render usurious any amount or compensation called for under this Agreement or any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to any of the Loans, or if acceleration of the maturity of any of the Loans, any prepayment by any Borrower, or any other circumstance whatsoever, results in the Lenders, or any of them, having been paid any interest in excess of that permitted by applicable law, then it is the express intent of the Borrowers, the Administrative Agent and the Lenders that all excess amounts theretofore collected by the Lenders be credited on the principal balances of the Loans (or, if the Loans have been or would thereby be paid in full, refunded to the relevant Borrower), and the other applicable Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate the maturity of any or all of the Loans does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Lenders do not intend to collect any unearned interest in the event of acceleration. All sums or other compensation paid or agreed to be paid to the Lenders for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread with respect to all of the Loans throughout the full term of such indebtedness until payment in full of all such indebtedness so that the rate or amount of interest on account of such indebtedness under all of the Loans does not exceed the Maximum Lawful Rate or maximum amount of interest permitted under applicable law. The term “Maximum Lawful Rate” as used herein as to any Lender means the maximum non-usurious rate of interest which may be lawfully contracted for, charged, taken, reserved, or received by such Lender from the relevant Borrower in connection with the Loans evidenced hereby under applicable law. The provisions of this Section 11.16 shall control all agreements between the Borrowers and the Lenders.
          11.17   Conflicts. In the event that there exists a conflict between provisions in this Agreement and provisions in any other Loan Document, the provisions of this Agreement shall control.
          11.18   Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by Hanover having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Subsection 11.1 or (ii) under the circumstances described in subsection 11.18(b).
     (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit (or cash or Cash Equivalents shall have been deposited with the relevant Issuing Bank in an amount of not less than 105% of the outstanding face amount of such outstanding Letters of Credit) shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          11.19   Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulating body (i.e., the NASD), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Hanover or any of is Subsidiaries and its respective obligations, (g) with the consent of Hanover or any of is Subsidiaries or (h) to the extent such Information

(i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Hanover or any of its Subsidiaries. For the purposes of this Section, “Information” means all information received from Hanover or any of its Subsidiaries relating to Hanover or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Hanover or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The obligations of the parties under this Section 11.19 shall survive termination of this Agreement for one year.
          11.20   Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act.
          11.21   Waiver under Existing Credit Agreement. Each of the Lenders which are party to the Existing Credit Agreement hereby agree to waive (i) the requirement set forth in Section 3.3 of the Existing Credit Agreement that HCLP provide five Business Days’ notice to the administrative agent thereunder to terminate the commitments thereunder and (ii) the related requirement set forth in subsection 3.4(b) of the Existing Credit Agreement that HCLP provide three Working Days’ (as such term is defined in the Existing Credit Agreement) notice with respect to any prepayment of eurodollar loans thereunder; provided, that it is understood and agreed that HCLP shall nevertheless be required to provide at least one Business Day’s notice to the administrative agent under the Existing Credit Agreement in connection with the termination of the commitments thereunder.
          11.22   True Up. Notwithstanding anything to the contrary contained herein, in the event that, from and after the time of any Event of Default, any US Revolving Lender or Euro Revolving Lender, or group of US Revolving Lenders or Euro Revolving Lenders, recovers a higher pro rata share on account of its Loans and Reimbursement Obligations than another Lender or group, such Lender or group shall make payments to the other in exchange for participation in their Loans and/or Reimbursement Obligations, as the case may be, in order to ensure equivalent recoveries from the time of such continuing Event of Default, as well as determined in accordance with reasonable procedures as established by the Administrative Agent.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

HANOVER COMPRESSOR COMPANY

By:	/s/ LEE E. BECKELMAN

Name: Lee E. Beckelman
Title: Senior Vice President and Chief Financial Officer

HANOVER COMPRESSION LIMITED PARTNERSHIP

By:	/s/ LEE E. BECKELMAN

Name: Lee E. Beckelman
Title: Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, US Revolving Lender and Euro Revolving Lender

By:	/s/ ROBERT W. TRABAND

Name: Robert W. Traband
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agent, US Revolving Lender and Euro Revolving Lender

By:	/s/ KEITH JOHNSON

Name: Keith Johnson
Title: Managing Director
Signature Page to Hanover Credit Agreement

FORTIS BANK, as US Revolving Lender and Euro Revolving Lender

By:	/s/ TROND ROKHOLT

Name: Trond Rokholt
Title: Managing Director

By:	/s/ JOSEPH MAXWELL

Name: Joseph Maxwell
Title: Senior Vice President

Signature Page to Hanover Credit Agreement

WELLS FARGO BANK, N.A., as US Revolving Lender and Euro Revolving Lender

By:	/s/ PHILIP C. LAUINGER III

Name: Philip C. Lauinger III
Title: Vice President

Signature Page to Hanover Credit Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as US Revolving Lender and Euro Revolving Lender

By:	/s/ OMAYRA LAUCELLA

Name: Omayra Laucella
Title: Vice President

By:	/s/ SUSAN LEFEVRE

Name: Susan LeFevre
Title: Director

Signature Page to Hanover Credit Agreement

CITICORP NORTH AMERICA, INC., as US Revolving Lender and Euro Revolving Lender

By:	/s/ SHIRLEY E. BURROW

	Name:	Shirley E. Burrow
	Title:	Vice President

Signature Page to Hanover Credit Agreement

NATEXIS BANQUES POPULAIRES, as US Revolving Lender

By:	/s/ DONOVAN C. BROUSSSARD

	Name:	Donovan C. Broussard
	Title:	Vice President and Group Manager

By:	/s/ LOUIS P. LAVILLE, III

	Name:	Louis P. Laville, III
	Title:	Vice President and Group Manager

Signature Page to Hanover Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as US Revolving Lender and Euro Revolving Lender

By:	/s/ DAVID HUMPHREYS

	Name:	David Humphreys
	Title:	Director

Signature Page to Hanover Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as US Revolving Lender and Euro Revolving Lender

By:	/s/ VANESSA GOMEZ /s/ DAVID DODD

	Name:	Vanessa Gomez David Dodd
	Title:	Vice President Vice President

Signature Page to Hanover Credit Agreement

THE BANK OF NOVA SCOTIA, as US Revolving Lender and Euro Revolving Lender

By:	/s/ N. BELL

	Name:	N. Bell
	Title:	Senior Manager

Signature Page to Hanover Credit Agreement

MORGAN STANLEY BANK, as US Revolving Lender and Euro Revolving Lender

By:	/s/ DANIEL TWENGE

	Name:	Daniel Twenge
	Title:	Vice President

Signature Page to Hanover Credit Agreement

SUNTRUST BANK, as US Revolving Lender and Euro Revolving Lender
By:	/s/ KELLEY BRUNSON
	Name:	Kelley Brunson
	Title:	Vice President

Signature Page to Hanover Credit Agreement

NATIONAL CITY BANK, as US Revolving Lender and Euro Revolving Lender
By:	/s/ TOM GURBACH
	Name:	Tom Gurbach
	Title:	Vice President

Signature Page to Hanover Credit Agreement

CALYON NEW YORK BRANCH, as US Revolving Lender and Euro Revolving Lender
By:	/s/ PAGE DILLEHUNT
	Name:	Page Dillehunt
	Title:	Director

By:	/s/ MICHAEL WILLIS
	Name:	Michael Willis
	Title:	Director

Signature Page to Hanover Credit Agreement

BANK OF AMERICA, N.A., as US Revolving Lender and Euro Revolving Lender
By:	/s/ CLAIRE M. LIU
	Name:	Claire M. Liu
	Title:	Senior Vice President

Signature Page to Hanover Credit Agreement

ANNEX A
PRICING GRID
US Revolving Facility and Euro Revolving Facility

			US Revolving
			Facility and Euro
	Applicable Margin-		Revolving
	Revolving Loans and		Facility-
Consolidated Leverage	Eurocurrency Revolving	Applicable Margin-	Commitment Fee
Ratio	Loans	Base Rate Loans	Rate
>5.75 to 1.0	2.500%	1.500%	0.500%
≤5.75 to 1.0 and
>5.25 to 1.0	2.000%	1.000%	0.500%
≤5.25 to 1.0 and
>4.75 to 1.0	1.750%	0.750%	0.375%
≤4.75 to 1.0 and
>4.25 to 1.0	1.625%	0.625%	0.375%
≤4.25 to 1.0 and
>3.75 to 1.0	1.500%	0.500%	0.375%
≤3.75 to 1.0	1.375%	0.375%	0.375%
Changes in the Applicable Margin and Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on each date which is the start of the succeeding fiscal quarter (each, an “Adjustment Date”) for which an Applicable Margin Certificate of Hanover is delivered to the Lenders pursuant to Section 7.2(d) (but in any event not later than the 50th day after the end of each of each quarter of each fiscal year) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Applicable Margin Certificate referred to above is not delivered within the time periods specified above, then the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 5.75.0 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to this Pricing Grid shall be made for the periods and in the manner contemplated by Section 8.1(c). For the period from the Closing Date until the first Adjustment Date, the Consolidated Leverage Ratio shall be deemed to be greater than 4.75, but less than 5.25.

ANNEX B
EXISTING LETTERS OF CREDIT

LC Number	Expiration	Amount	LC Number	Expiration	Amount	LC Number	Expiration	Amount

6216995	21-May-06	103,877.00	P246832	28-Feb-06	536,764.22	TPTS671366	01-Apr-06	2,350,000.00
6216996	21-May-06	120,875.00	P246979	31-Dec-05	241,060.00	TPTS671643	05-May-06	82,055.26
6218929	27-Jul-06	308,303.00	P246980	31-Dec-05	1,500,000.00	TPTS672052	30-Sep-06	333,850.00
6220220	12-Aug-06	123,185.00	P247675	28-Mar-06	255,655.90	TPTS672135	31-May-06	3,400,000.00
6220434	27-Jul-06	21,406.00	P248188	28-Feb-06	457,708.16	TPTS672388	15-Jun-06	193,721.00
6221340	01-Jan-06	2,500,000.00	P248190	07-May-06	356,000.00	TPTS672993	23-Oct-06	45,569.60
6221457	30-Oct-06	2,518,300.00	P248782	19-Dec-05	3,375,430.29	TPTS673338	09-Jun-06	1,536,175.20
6225289	01-Nov-06	5,150,000.00	P249012	13-Apr-06	172,125.00	TPTS673524	30-Jun-06	3,731,310.80
P200359	25-Nov-06	83,242.00	P250034	11-Dec-05	266,878.30	TPTS673526	31-Jan-06	55,398.12
P201169	21-Jul-06	34,355.00	P250131	30-Nov-05	2,168,153.60	TPTS673535	15-Feb-06	60,000.00
P201738	30-Dec-05	2,000,000.00	P250378	31-Jan-06	1,355,338.85	TPTS673540	26-Feb-06	291,079.00
P203852	21-Jul-06	50,487.00	P293592	13-Jul-06	853,272.00	TPTS674105	29-Dec-06	52,712.50
P205023	02-Feb-06	2,124,386.84	P295860	09-Sep-06	170,937.00	TPTS674114	30-Dec-05	50,667.17
P205945	30-Sep-06	795,000.00	P612882	01-Feb-06	989,340.00	TPTS674191	09-Jan-06	326,132.04
P205992	28-Sep-06	1,505,000.00	P612885	11-Jan-06	266,638.23	TPTS674231	15-Jan-06	344,026.90
P215543	21-Jul-06	63,000.00	P613138	31-Jan-06	322,824.64	TPTS674242	15-May-06	1,530,750.00
P216377	10-Aug-06	150,000.00	P614199	15-Aug-06	75,738.52	TPTS674665	28-Feb-06	6,857.25
P229481	14-Jan-06	59,174.34	P615518	13-Jun-06	1,000,000.00	TPTS674735	31-Jan-06	50,000.00
P230918	19-Jul-06	140,000.00	P615623	30-Jul-06	126,427.45	TPTS674928	28-Mar-06	1,010,000.00
P234809	23-Apr-06	10,630,000.00	P670231	15-Jun-06	48,024.60	TPTS674929	17-Feb-06	600,000.00
P237502	16-May-06	3,500,000.00	P670742	30-Sep-06	845,000.00	TPTS674933	12-Feb-06	80,000.00
P237974	15-May-06	212,000.00	P671009	30-May-06	241,000.00	TPTS675045	30-Aug-06	119,987.60
P238562	30-Oct-05	73,313.00	P695209	30-Nov-05	2,581,596.00	TPTS675277	31-Aug-06	794,037.60
P238651	02-Jul-06	179,475.45	P695394	01-Nov-05	185,637.49	TPTS675355	21-Dec-06	1,039,889.08
P238653	02-Jul-06	46,972.85	P695964	17-Jan-06	81,690.00	TPTS675545	30-Jan-06	900,000.00
P238962	31-Jan-06	75,258.07	P696062	29-Dec-06	399,932.00	TPTS675552	31-Jan-06	135,000.00
P239571	30-Jun-06	410,000.00	P696262	31-May-06	7,914,720.00	TPTS675556	28-Mar-06	260,580.40
P240209	26-Jan-06	834,060.00	P696858	19-Dec-05	1,322,615.77	TPTS675560	24-Apr-06	3,097,417.50
P241242	20-Sep-06	12,000,000.00	TBTI673395	27-Jan-06	2,580,000.00	TPTS675564	10-May-06	1,032,472.50
P242798	24-Nov-06	61,700.00	TBTI675304	21-Jan-06	164,072.51	TPTS675661	23-Jun-06	1,000,000.00
P244546	11-Mar-06	3,999,800.00	TBTI675304		54,690.84	TPTS675747	12-Feb-06	80,000.00
P246431	30-Nov-05	1,195,122.72	TBTI675304		328,145.01	TPTS676013	28-Feb-06	300,000.00
P246432	31-Jan-06	1,441,920.00	TPTS670027	30-Sep-06	1,081,400.00	TPTS676301	13-Nov-06	207,600.00
P246831	20-May-06	368,100.44	TPTS670671	01-Apr-06	5,311,200.00	TPTS676328	01-Aug-06	6,159,204.40